UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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MEDIFAST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Notice of Annual Meeting

and Proxy Statement

Annual Meeting of Stockholders

Wednesday, June 12, 2019

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS OF MEDIFAST, INC.

TO BE HELD ON WEDNESDAY, JUNE 12, 2019

April 22, 2019

TO THE STOCKHOLDERS OF MEDIFAST, INC.:

Notice is hereby given that the 2018 annual meeting of stockholders (the “Annual Meeting”) of Medifast, Inc. (the “Company” or “Medifast”) will be held on Wednesday, June 12, 2019, at 4:30 p.m. ET, at The Four Seasons Baltimore, 200 International Drive, Baltimore, Maryland 21202, for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect ten nominees to the Board of Directors to serve for a one year term expiring in 2020;

2.	To ratify the appointment of RSM US LLP (“RSM”) as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019;

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers;

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Doors to the Annual Meeting will open at 4:00 p.m. ET. Stockholders of record at the close of business on April 15, 2019 are entitled to notice of, and to vote at, the Annual Meeting. If you plan to attend the Annual Meeting, please note that for security reasons, before being admitted you must present your proof of stock ownership (or if you hold your shares in street name, a signed legal proxy from your bank, broker or other nominee giving you the right to vote your shares) and valid photo identification at the door. All hand-carried items will be subject to inspection, and any bags, briefcases, or packages must be checked at the registration desk prior to entering the meeting room.

Jason L. Groves, Esq.
Executive Vice President, General Counsel & Corporate Secretary

Whether or not you plan to attend the Annual Meeting, please vote your shares as soon as possible by telephone, via the Internet or by completing, dating, signing and returning a proxy card to ensure your shares are voted, or, if you hold your shares in street name, by following the instructions provided by your bank, broker or other nominee. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement and does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.

Annual Meeting Information

Date and Time	Location	Record Date
Wednesday, June 12, 2019 4:30 p.m., Eastern Time	The Four Seasons Baltimore 200 International Drive Baltimore, Maryland 21202	April 15, 2019

Record Date	Who Can Vote
April 15, 2019	Holders of our common stock are entitled to vote on all matters

Matters to be Voted on at the Annual Meeting and Board Recommendations

Item	Proposals	Board Vote Recommendation	Page #
1	Elect ten nominees to the Board of Directors to serve for a one year term expiring in 2020	✓FOR each director nominee	6
2	Ratify the appointment of RSM as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019	✓ FOR	42
3	Approve, on an advisory basis, the compensation of the Company’s named executive officers	✓ FOR	45

Our Board of Directors and Board Nominees

The following table provides information about our current Board of Directors and nominees.

Name	Age at Annual Meeting	Director Since	Independent	Current Committee Memberships
Jeffrey J. Brown	58	2015	✓	Audit, Executive, *, +
Kevin G. Byrnes	72	2013	✓	Audit, +
Daniel R. Chard	54	2016		Executive
Constance J. Hallquist	55	2015	✓	NCG (Chair), CC
Michael A. Hoer	63	2018	✓	Audit
Michael C. MacDonald	65	1998		Executive (Chair), ²
Carl E. Sassano	69	2013	✓	CC (Chair)
Scott Schlackman	61	2015	✓	CC, NCG
Andrea B. Thomas	54		✓
Ming Xian	55	2018	✓	NCG

✓	Independent Director	²	Non-Executive Chairman of the Board

Audit	Audit Committee	NCG	Nominating/Corporate Governance Committee

CC	Compensation Committee	+	Audit Committee Financial Expert

Executive	Executive Committee	*	Lead Independent Director

2018 Business Highlights and Performance Overview

2018 was a year of focused execution of our business plan and pursuit of growth strategies. Our disciplined approach to the management of our business resulted in our continuation of improved revenues and year-over-year profitability for 2018. In addition, we raised our quarterly dividend from $0.48 per share to $0.75 per share. Our performance for 2018 provided strong returns for our stockholders, with total stockholder return of approximately 82% for 2018.

Our Governance Highlights

Good governance is a critical part of our corporate culture. The following provides and overview of certain of our governance practices:

Board of Directors	Board Processes
• Majority vote for director elections	• Independent directors meet without management present
• Lead Independent Director	• Annual Board and Committee self-assessments
• All directors are expected to attend the Annual Meeting	• Board orientation program
Board Composition	• Corporate Governance guidelines approved by Board
• Number of independent directors – 8 of our 10 directors nominees	• Full Board regularly reviews succession planning
• Diverse Board with different backgrounds, experience and expertise, as well as balanced mix of ages and tenure of service	• Corporate Governance guidelines approved by Board
• Unclassified board of directors
Compensation
• Our executive compensation is tied to performance	• Our 2012 Plan prohibits repricing and includes a double-trigger in the event of a Change in Control
• Claw back policy	• No supplemental retirement benefits for executives
• Anti-hedging and anti-pledging policies for directors and officers	• Dividends are only paid for equity awards to the extent that the underlying shares are vested or earned
• No 280G golden parachute tax gross-ups	• New long-term incentive awards include performance-based awards that vest over a three-year performance period
• No excessive perquisites	• Stock ownership guidelines that apply to executives and directors
• Double trigger equity awards	• Limited severance benefits

Stockholder Outreach

We believe that effective corporate governance should include regular constructive conversations with our stockholders. Over the past year, we engaged in extensive stockholder outreach, including seeking and encouraging feedback from stockholders about our executive compensation and corporate governance practices. The following provides an overview of the feedback we received and the actions that we took during 2018 to address this feedback.

• Stockholders indicated a preference for annual equity grants that have performance metrics, giving the Compensation Committee the ability to assess the program year by year and make adjustments in grant value for successive year grants.
• New executive compensation program (beginning in 2019) provides annual equity grants, combining time-based and performance-based equity awards for key executives, with 60% of the target awards being performance-based.
• In our 2019 compensation program, 80% of target pay for our CEO is “at risk”.
• The Board seeks to increase the gender diversity on the Board in the 2019 calendar year.
• The Company has a strong current capital allocation strategy.
• The Company plans to place a more of an emphasis on disclosing its approach to certain Environmental, Social and Governance (“ESG”) factors in the 2019 calendar year.

ii

Through this program, we reached out to stockholders representing approximately 68% of our outstanding common stock, and engaged in discussions with those representing approximately 37% of our common stock.

Corporate Governance Documents

You will find current copies of the following corporate governance documents on our website at https://ir.medifastinc.com/governance:

•	Corporate Governance Guidelines

•	Code of Conduct and Business Ethics

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating/Corporate Governance Committee Charter

How to Cast Your Vote

Your vote is important! Please cast your vote and play a part in the future of Medifast. Even if you plan to attend our annual meeting in person, please cast your vote as soon as possible.

Stockholders of record, who hold shares registered in their name, can vote by any of the following methods:

INTERNET www.voteproxy.com until 11:59 p.m. Eastern Daylight Time on June 11, 2019	BY TELEPHONE 1-800-776-9437 (In the United States) or 1-718-921-8500 (Internationally) until 11:59 p.m. Eastern Daylight Time on June 11, 2019	BY MAIL Completing, signing, and returning your proxy or voting instruction card before June 12, 2019	IN PERSON
at the annual meeting: If you are a stockholder of record or a beneficial owner who has a legal proxy to vote the shares, you may choose to vote in person at the annual meeting. Attendees will be asked to present valid picture identification, such as a driver’s license or passport.

If you hold your shares in street name, you may instruct your bank, broker or other nominee to vote your shares by following the instructions that your broker or nominee provides to you. Most brokers offer voting by mail, by telephone and on the Internet.

Beneficial owners, who own shares through a bank, brokerage firm or other financial institution, can vote by returning the voting instruction form, or by following the instructions for voting via telephone or the Internet, as provided by the bank, broker or other organization. If you own shares in different accounts or in more than one name, you may receive different voting instructions for each type of ownership. Please vote all your shares.

See the “Questions and Answers About the Annual Meeting and Voting” section for more details.

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PROXY STATEMENT

April 22, 2019

2019 Annual Meeting

The 2019 Annual Meeting of Stockholders of Medifast, Inc. (the “Annual Meeting”) will be held at 4:30 p.m. ET on Wednesday, June 12, 2019, for the purposes set forth in the accompanying Notice of 2019 Annual Meeting of Stockholders. The Annual Meeting will be held at The Four Seasons Baltimore, 200 International Drive, Baltimore, Maryland 21202. This Proxy Statement and the accompanying proxy are furnished in connection with the solicitation by our Board of Directors (the “Board”) of proxies to be used at the Annual Meeting and at any adjournment or postponement of the meeting. We refer to Medifast, Inc. in this Proxy Statement as “we,” “us,” “our,” the “Company” or Medifast.

This Proxy Statement provides information regarding the matters to be voted on at the Annual Meeting, as well as other information that may be useful to you.

General Information About the Annual Meeting and Voting

How is Medifast distributing the proxy materials?

This Proxy Statement, the proxy card and our 2018 Annual Report are available online at www.astproxyportal.com/ast/08676.com. Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders on or about May 3, 2019. All stockholders will have the ability to access our proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials (www.astproxyportal.com/ast/08676.com) or to request to receive a printed set of our proxy materials. Instructions on how to access our proxy materials over the Internet or request a printed copy of our proxy materials may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form or by email on an ongoing basis by calling 1-888-776-9962 or via email to info@astfinancial.com.

Why am I receiving these proxy materials?

We are providing this Proxy Statement and other proxy materials in connection with the Board’s solicitation of proxies to be voted at our Annual Meeting, or at any adjournment or postponement thereof. We will bear the cost of the solicitation of proxies. The Company has retained MacKenzie Partners, Inc. to assist in soliciting proxies from stockholders and we will pay a fee estimated at $10,000, plus expenses, for such services. In addition, solicitation may be made by our directors, officers, and other employees. We reimburse brokerage firms, custodians, nominees, and fiduciaries in accordance with the rules of the Financial Industry Regulatory Authority for reasonable expenses incurred by them in forwarding materials to the beneficial owners of our common stock.

What is included in the proxy materials?

The proxy materials consist of: (1) the Notice of 2019 Annual Meeting of Stockholders of Medifast, Inc.; (2) this Proxy Statement for the Annual Meeting; and (3) the Company’s Annual Report for the fiscal year ended December 31, 2018 (the “2018 Annual Report”). If you request printed versions of the proxy materials by mail, these proxy materials will also include the proxy card or voting instruction form for the Annual Meeting.

What am I being asked to vote on at the Annual Meeting?

We are asking our stockholder to consider and vote on the following proposals at the Annual Meeting:

1.	The election of ten nominees to the Board to serve for a one year term expiring at the 2020 Annual Meeting of Stockholders (Proposal 1);

2.	The ratification of the appointment of RSM US LLP (“RSM”), as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 (“Fiscal Year 2019”) (Proposal 2);

3.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers (Proposal 3); and

We will also consider and vote upon any other business properly brought before the Annual Meeting.

What shares may I vote?

You may vote all of the shares of our common stock that you owned as of the close of business on April 15, 2019 (the “Record Date”). These shares include:

1.	those held directly in your name as the stockholder of record; and

2.	those held for you as the beneficial owner through a bank, broker or other nominee at the close of business on the Record Date.

Each share of our common stock is entitled to one vote. On the Record Date, there were 11,897,679 shares of our common stock issued and outstanding.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most Medifast stockholders hold their shares through a bank, broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record – If your shares of our common stock are owned directly in your name with Medifast’s transfer agent, American Stock Transfer and Trust Company, LLC (the “Transfer Agent”), you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your proxy directly to the Company or to vote in person at the Annual Meeting.

Beneficial Owner – If your shares of our common stock are held through a bank, broker or other nominee, you hold those shares in street name and are considered the beneficial owner of those shares. Your bank, broker or nominee is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your nominee on how to vote your shares, but because you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. As a beneficial owner, you are, however, welcome to attend the Annual Meeting.

How can I vote my shares?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the Annual Meeting. If you hold your shares directly, you may vote by granting a proxy. If you hold your shares in street name, you may submit voting instructions to your bank, broker or other nominee.

Stockholder of Record

If you are a stockholder of record, you may vote your shares by any one of the following methods:

•	By Mail — The Notice includes directions on how to request paper copies of this Proxy Statement, the 2018 Annual Report and a proxy card. Once you receive a paper proxy card, you may vote your shares by signing and dating each proxy card that you receive and returning it in the prepaid envelope prior to the Annual Meeting. Sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as an attorney-in-fact, executor, administrator, guardian, trustee or the officer or agent of a corporation or partnership), please indicate your name and your title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign, not the minor. If the stock is held in joint ownership, one owner may sign on behalf of all owners. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted as described below in “How will my shares be voted?”

•	Over the Internet — You may vote your shares online at www.voteproxy.com by following the instructions provided in the Notice. Voting on the Internet has the same effect as voting by mail. If you vote on the Internet, you do not need to return a proxy card. Internet voting will be available until 11:59 p.m. EDT on June 11, 2019.

•	By Telephone — You may vote by telephone by dialing 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and following the instructions. Voting by telephone has the same effect as voting by mail. If you vote by telephone, you do not need to return a proxy card. Telephone voting will be available until 11:59 p.m. EDT on June 11, 2019.

•	In Person - You may attend the Annual Meeting and vote your shares in person by completing a ballot. Attending the Annual Meeting without completing a ballot will not count as a vote. If you choose to vote in person, you must bring to the Annual Meeting proof of identification and either your Notice or proxy card showing your control number. You are encouraged to complete, sign and date the proxy card and mail it in the enclosed postage pre-paid envelope regardless of whether or not you plan to attend the Annual Meeting.

Beneficial Owner

If you hold your shares in street name, you may instruct your bank, broker or other nominee to vote your shares by following the instructions that your broker or nominee provides to you. Most brokers offer voting by mail, by telephone and on the Internet. You should instruct your bank, broker or other nominee how to vote your shares by following the directions provided by your bank, broker or other nominee. Alternatively, you may obtain a “legal proxy” from your bank, broker or other nominee and bring it with you to hand in with a ballot in order to be able to vote your shares in person at the Annual Meeting. If you choose to vote in person at the meeting, you must bring the following: (i) proof of identification, (ii) an account statement or letter from the bank, broker or other nominee indicating that you are the beneficial owner of the shares and (iii) a signed legal proxy from the stockholder of record giving you the right to vote the shares. The account statement or letter must show that you were the beneficial owner of the shares on the Record Date.

May I change my vote or revoke my proxy?

Yes, stockholders are entitled to revoke their proxies at any time before their shares are voted at the Annual Meeting. To revoke a proxy, a stockholder must file a written notice of revocation with the Company, deliver a duly executed proxy card bearing a later date than the original submitted proxy card, submit voting instructions again by telephone or the Internet, or attend the Annual Meeting and vote in person. Attendance at the Annual Meeting will not, by itself, revoke your proxy; you must vote your shares. If you hold shares in street name, you must contact your bank, broker or other nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the Annual Meeting.

What do I need to attend the Annual Meeting?

Only stockholders of the Company or their duly authorized proxies may attend the Annual Meeting. Proof of ownership of our shares must be presented in order to be admitted to the Annual Meeting. If your shares are held in the name of a bank, broker or other nominee and you plan to attend the Annual Meeting in person, you must bring a brokerage statement, the proxy card mailed to you by your bank or other nominee or other proof of ownership as of the Record Date, to be admitted to the Annual Meeting. Otherwise, proper documentation of a duly authorized proxy must be presented. This proof can be a brokerage statement or letter from a bank, broker or other nominee indicating ownership on the record date, a proxy card, or a valid, legal proxy provided by your bank, broker or other nominee.

If you do not have proof of ownership and valid photo identification, you will not be admitted to the Annual Meeting. Please also note that the use of cell phones, smartphones, pagers, recording and photographic equipment and/or computers is strictly prohibited at the Annual Meeting.

What is the quorum requirement for the Annual Meeting?

For business to be conducted at the Annual Meeting, a quorum must be present or represented by proxy. Under our Bylaws, the presence of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting represented in person or by proxy at the Annual Meeting will constitute a quorum for the transaction of business. The number of outstanding shares of our common stock entitled to vote at the Annual Meeting is determined as of the Record Date. Abstentions and broker non-votes will be counted in determining whether a quorum is present for the Annual Meeting.

What are my voting choices for each matter, and how does the Board recommend that I vote?

Proposal		Voting Choices	Board Recommendation
1	Election of the ten nominees named in this Proxy Statement to serve on the Company’s Board as directors for a one year term expiring at the 2020 Annual Meeting of Stockholders	With respect to each director nominee: For Against Abstain	For election of all ten director nominees

2	Ratification of the appointment of RSM as our independent registered public accounting firm for 2019	For Against Abstain	For

3	Approve on advisory basis the Company’s executive compensation	For Against Abstain	For

What vote is needed to elect directors?

Each of the nominees receiving the affirmative vote of a “majority of the votes cast” will be elected to serve as a director. “A majority of the votes cast” with respect to the election of directors means that the number of votes cast “FOR” a director’s election exceeds fifty percent of the number of votes cast with respect to that director’s election. Abstentions by stockholders and broker non-votes will have no effect on the outcome of this proposal.

What vote is required in order for the other matters to be voted upon at the Annual Meeting to be adopted?

Proposal		Voting Requirements	Effect of Abstentions	Effect of Broker Non-Votes
2	Ratification of the appointment of RSM as our independent registered public accounting firm for 2019	Affirmative Vote of Majority of Votes Cast	No effect on outcome	Not applicable – brokers are permitted to vote on this matter without specific instruction from the beneficial owner

3	Advisory approval of the Company’s executive compensation	Affirmative Vote of Majority of Votes Cast	No effect on outcome	No effect on outcome

What happens if I abstain from Voting?

If you submit a proxy and explicitly abstain from voting on any proposal, the shares represented by the proxy will be considered present at the Annual Meeting for the purpose of determining a quorum. Abstentions will not be counted as votes cast and therefore they will have no effect on the outcome of any proposal.

What is a “broker non-vote”?

A “broker non-vote” occurs when a broker submits a proxy to the Company that does not indicate a vote for one or more of the proposals because the broker has not received instructions from the beneficial owner on how to vote on such proposals, and does not have discretionary authority to vote in the absence of instructions. Broker non-votes will be counted for the purposes of determining whether a quorum exists at the Annual Meeting, but because they are not votes that are cast, they will have no effect on the outcome of Proposals 1 and 3.

How will my shares be voted?

If you specify a voting choice, your shares will be voted in accordance with that choice. If you sign, but do not indicate your voting preferences, then the persons named as proxies by our board of directors, Michael C. MacDonald and Jason L. Groves (the “Named Proxies”), will vote your shares in accordance with the recommendations of the Board. If a matter to be considered at the Annual Meeting is timely submitted pursuant to Rule 14a-4(c)(1) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), your proxy will authorize the Named Proxies to vote your shares in their discretion with respect to any such matter subsequently raised at the Annual Meeting. At the time this Proxy Statement was filed, we knew of no matters to be considered at the Annual Meeting other than those referenced in this Proxy Statement.

If you are a beneficial owner and you have not provided voting instructions to your broker, your broker may exercise discretion to vote your shares only with respect to routine matters. The ratification of RSM (Proposal 2) is considered a routine matter under applicable rules. Your broker does not have discretionary authority to vote your shares on non-routine matters. The election of directors (Proposal 1) and the advisory vote on executive compensation (Proposal 3) are considered non-routine matters under applicable rules. Therefore, there may be “broker-non-votes” with respect to these matters. See “What is a broker non-vote?” for more information.

Will I have dissenters’ rights?

No dissenters’ rights are available under the General Corporation Law of the State of Delaware, our certificate of incorporation or our bylaws to any stockholder with respect to any of the matters proposed to be voted on at the Annual Meeting.

Are voting records confidential?

We require vote tabulators and the Inspector of the Election to execute agreements to maintain the confidentiality of voting records. Voting records will remain confidential, except as necessary to meet legal requirements, and in other limited circumstances such as proxy contests.

How does the Company solicit proxies?

We are providing this Proxy Statement and other proxy materials in connection with the Board’s solicitation of proxies to be voted at our Annual Meeting or at the adjournment or postponement thereof. We will bear the cost of the solicitation of proxies. The Company has retained MacKenzie Partners, Inc. to assist in soliciting proxies from stockholders and we will pay a fee estimated at $10,000, plus expenses, for such services. In addition, solicitation may be made by our directors, officers, and other employees. We reimburse brokerage firms, custodians, nominees, and fiduciaries in accordance with the rules of the Financial Industry Regulatory Authority for reasonable expenses incurred by them in forwarding materials to the beneficial owners of our common stock.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting, and publish final results in a Current Report on Form 8-K following the Annual Meeting.

What does it mean if I receive more than one Notice, proxy card or voting instruction form?

It means your shares are registered differently or are held in more than one account. To ensure that all of your shares are voted, please vote as instructed in each Notice or sign and return each proxy card (if you have requested and received paper copies of this Proxy Statement and a proxy card or voting instruction form). If you vote by telephone or on the Internet, you will need to vote once for each Notice, proxy card or voting instruction form you receive.

PROPOSAL 1 ELECTION OF DIRECTORS

Our Board is currently composed of nine directors. Our Board has set ten directors as the number to be elected at the Annual Meeting and, upon the recommendation of the Nominating/Corporate Governance Committee, has nominated the individuals named below for election as directors with terms expiring at the 2020 annual meeting and until their successors are elected and qualified. All nominees, other than Andrea B. Thomas, are currently directors of the Company and have been previously elected by our stockholders. Ms. Thomas is standing for election by our stockholders for the first time at the Annual Meeting. Management has no reason to believe that any of the nominees are unable or unwilling to serve if elected. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the Named Proxies will vote shares represented by proxies at the Annual Meeting for the election of such persons as designated by the Board.

The names of the nominees, along with their present positions, their principal occupations, current directorships held with other public corporations, as well as directorships during the past five years, their ages and the first year elected as a director, are set forth below. Certain individual qualifications, experiences and skills of our directors that contribute to the Board’s effectiveness as a whole are also described below.

DIRECTOR NOMINEES

Lead Independent Director since June 2015

Director Since: 2015

Age: 58

Board Committees:

▪  Audit Committee (Chairperson)

▪  Executive Committee

Qualifications: Mr. Brown brings to the Board extensive public and private company board experience and significant transactional experience.

Jeffrey J. Brown

Mr. Brown is the Chief Executive Officer and founding member of Brown Equity Partners, LLC (“BEP”), which provides capital to management teams and companies needing equity capital.

Prior to founding BEP in 2007, Mr. Brown served as a founding partner and primary deal originator of the venture capital and private equity firm Forrest Binkley & Brown (“FBB”) from 1993 to 2007.

In his 30 years in the investment business, Mr. Brown served on over 45 boards of directors including service on nine public company boards.  Since June 2017, Mr. Brown has served as a director of Rent-A-Center, Inc. (Nasdaq: RCII), a company that operates in the retail rent-to-own industry. Mr. Brown has served, since 2018, as a director of CADIZ, Inc. (NASDAQ: CDZI), a natural resources company that owns water rights for Southern California. Mr. Brown has served as a director of Outerwall, Inc. (Nasdaq: OUTR), a company that delivers automated retail spaces, from August 2016 until 2017, and as a director of Aretec Group, Inc. (“Aretec”) (formerly known as RCS Capital Corporation), since February 2014.  On January 31, 2016, Aretec and certain of its subsidiaries filed a voluntary petition for reorganization in the United States Bankruptcy Court for the District of Delaware (Case No. 16-10223), seeking relief under Chapter 11 of Title 11 of the United States Code.  Aretec emerged from bankruptcy in May 2016.  From 2011 until 2015, Mr. Brown served as a director of Midatech Pharma PLC (LSE: MTPH).  From 2014 until 2016, Mr. Brown served as a director of Nordion, Inc. (NYSE: NDZ).  From 2009 until 2011, Mr. Brown served as a director of Steadfast Income REIT, Inc.

Mr. Brown has worked at Hughes Aircraft Company, Morgan Stanley & Company, Security Pacific Capital Corporation and Bank of America Corporation.

Education: Mr. Brown received his MBA from the Stanford University Graduate School of Business and graduated Summa Cum Laude as a Mathematics Major from Willamette University.

Director Since: 2013 Age: 72 Board Committees: ▪ Audit Committee Qualifications: Mr. Byrnes brings to the Board extensive financial experience from his long career in the banking industry.

 Kevin G. Byrnes

Mr. Byrnes has more than 40 years of financial experience working in the retail and commercial banking industries. He was the Chairman of the Board of Bay Bank, with assets of approximately $500 million and 12 branches located in the Baltimore metropolitan area, from 2010 to 2015. Mr. Byrnes served as President/COO and Director of Provident Bank from 2002 to 2009. Provident, acquired by M&T Bank in May 2009, was the largest independent financial institution in the Maryland and Northern Virginia marketplaces at that time, with $6.5 billion in assets, 150 branches and 1,600 employees. Prior to serving at Provident Bank, Mr. Byrnes spent 25 years with the Chase Manhattan Bank in various executive management positions. Mr. Byrnes began his career at Bankers Trust Co. in New York.

Education: Mr. Byrnes received a BBA from Pace University.

Chief Executive Officer

Director Since: 2016

Age: 54

Board Committees:

▪  Executive Committee

Qualifications: Mr. Chard brings to the Board leadership skills and experience across operations, international, and marketing functions. He possesses extensive direct selling industry experience along with a strong background in consumer products.

Daniel R. Chard

Mr. Chard has served as the Chief Executive Officer of the Company since October 2016. Prior to joining the Company, Mr. Chard served as President and Chief Operating Officer at PartyLite, an affiliate of a portfolio company of The Carlyle Group, from October 2015 to October 2016. Prior to that, Mr. Chard served as the President, Global Sales & Operations at Nu Skin Enterprises, Inc. (“Nu Skin”) from February 2006 to September 2015, and President of Nu Skin Europe from July 2004 to January 2006, and in various other roles of increasing responsibility since he joined Nu Skin in 1998.

Education: Mr. Chard holds a Bachelor of Arts in Economics from Brigham Young University and received an MBA from the University of Minnesota.

Director Since: 2015

Age: 55

Board Committees:

▪  Nominating/Corporate Governance Committee (Chairperson)

▪  Compensation Committee

Qualifications: Ms. Hallquist brings to the Board leadership skills, and significant experience in the direct marketing business model and the healthcare and nutritional supplement industry.

Constance J. Hallquist

Ms. Hallquist has served as President and Chief Executive Officer of DNA Diagnostics Center (DDC) from 2016-2019, one of the largest private DNA testing companies in the world, providing comprehensive DNA testing for paternity and family relationships, forensics, health & wellness, genetic traits of animals, and ancestry.

From 2012 to 2016, Ms. Hallquist was President and Chief Executive Officer of Healthy Directions LLC, previously a Helen of Troy company (NASDAQ: HELE). From 2010 to 2012, she served as Executive Vice President, Merchandising for Healthy Directions. From 2009 to 2010, she served as President of New Business Ventures, for Orchard Brands Corporation, a $1 billion catalog holding company, which in 2007 acquired Gold Violin LLC, a multi-channel retailer providing helpful products for independent living that Ms. Hallquist founded in 2000.

Education: Ms. Hallquist received a BA in French Language & Literature from the University of Virginia and an MBA from the Darden Graduate School of Business Administration at the University of Virginia.

Director Since: 2018

Age: 63

Board Committees:

▪  Audit Committee

Qualifications: Mr. Hoer brings to the Board financial expertise and leadership skills as a former Controller, CFO, and later President. Mr. Hoer has traveled. He also brings extensive international experience having worked throughout Asia including China, Singapore, Japan, Taiwan, and Hong Kong.

Michael A. Hoer

Mr. Hoer held various positions of increasing responsibility at Continental Grain Company from 1992 to 2007, where he most recently served as President – Continental Enterprises Ltd. & Managing Director – Conti Asia.

Mr. Hoer currently serves on the board of directors of Taiwan Fu Hsing Industrial Co. Ltd., Dynasty Petroleum Holdings LLC (as Chairman), First Western Advisors and Avantar, Utah USA. He also served on the board of directors of Beijing H-Hova Purification Technology Co. Ltd. from August 2012 to July 2016.

Education: Mr. Hoer received a BA in Chinese and an MBA from Brigham Young University.

Non-Executive Chairman of the Board

Director Since: 1998

Age: 65

Board Committees:

▪   Executive Committee (Chairperson)

Qualifications: Mr. MacDonald brings to the Board considerable leadership skills and significant experience from large corporations. His significant leadership and management experience helps drive innovation and results.

Michael C. MacDonald

Mr. MacDonald has served as non-Executive Chairman of the Board since January 2018. Mr. MacDonald previously served as Executive Chairman of the Board from November 2011 until December 2017. He was promoted to Chairman and Chief Executive Officer in February 2012.

Prior to this role with the Company Mr. MacDonald was Executive Vice President of OfficeMax, from August to October 2011, overseeing the Contract Division, a $3.6 billion division of the OfficeMax Company. Mr. MacDonald spent 33 years in sales, marketing, and general management at Xerox Corporation prior to joining OfficeMax. Among his most significant roles was leading the turnaround in North America from the years 2000-2004 as President of the North American Solutions Group, a $6.5 billion division of Xerox. In addition, Mr. MacDonald was President of Global Accounts and Marketing from 2004 to 2007, where he led the re-branding of the Xerox Corporation. Mr. MacDonald also has international experience in marketing, sales, and operations with both Xerox and OfficeMax.

Mr. MacDonald also serves on the Jimmy V Foundation.

Education: Mr. MacDonald received his BA from Rutgers University, earned 44 MBA Credits at Iona College, and attended premier executive education courses in leadership and management at Columbia University and the 154th Advanced Management Program at Harvard University.

Director Since: 2013

Age: 69

Board Committees:

▪  Compensation Committee (Chairperson)

▪  Executive Committee

Qualifications: Mr. Sassano brings to the Board leadership skills and significant public corporate experience from both small companies (Transcat) and large corporations (Bausch & Lomb). He also brings a strong understanding of the issues organizations face in executing a growth strategy.

Carl E. Sassano

Mr. Sassano is a partner in CSW Equity Partners, a small private equity investment company.

He served as President of Transcat Inc. (NASDAQ: TRNS) (“Transcat”) from March 2002 to May 2006 and Chief Executive Officer of Transcat from March 2002 to April 2007. He is currently a member of the board of directors of Transcat, and the Lead Director. He was Chairman of the Board of Transcat from October 2003 until July 2013, and executive chairman of the board of Transcat from April 2007 to May 2008. Mr. Sassano was president and chief operating officer of Bausch & Lomb Incorporated from 1999 to 2000, and prior to that role held numerous positions of increasing responsibility over his 27-year career with the company. He also serves as Chairman of the board of Voiceport LLC, one of the companies in the CSW portfolio, and serves on the board of directors of Complemar Partners and One Stream Software LLC.

Education: Mr. Sassano received a BA from Rochester Institute of Technology and an MBA from the University of Rochester.

Director Since: 2015

Age: 61

Board Committees:

▪  Compensation Committee

▪  Nominating/Corporate Governance Committee

Qualifications: Mr. Schlackman brings to the Board extensive executive leadership experience and expertise in the direct selling business.

Scott Schlackman

Mr. Schlackman is President of Scott Schlackman Global Consulting, LLC. Mr. Schlackman has also served as Vice Chairman of Image Skincare since January 2018.

From 2011 to 2013 he was President of Avon UK and Vice President of Liz Earle Products, which Avon acquired in March 2010, for the United Kingdom and Ireland.  He was Regional Vice President for Global Sales Development WEMEA and Asia Pacific Regions for Avon in 2010.  In his 30 years with Avon, Mr. Schlackman served in a variety of senior executive roles with Avon Products, Inc. in nine countries, a global manufacturer and marketer of beauty and related products.

Education: Mr. Schlackman received a BS from the Wharton School of the University of Pennsylvania.

Director Nominee Age: 54 Qualifications: Ms. Thomas brings to the Board considerable executive leadership experience along with a strong background in consumer products.

Andrea B. Thomas

Ms. Thomas is a marketing professor at the David Eccles School of Business at the University of Utah. She joined the university in 2016 after a 23-year career in brand management, retail marketing, innovation, and sustainability. She is a consultant bringing a unique approach of academia and experience working at a tremendous scale for Walmart, Inc., The Hershey Company, and PepsiCo, Inc.

Ms. Thomas served as a Senior Vice President at Walmart Stores from October 2007 until February 2016, leading teams in private brands, sourcing, sustainability and marketing. Prior to joining Walmart, she was Vice President of Global Chocolate for the Hershey Company where she was responsible for innovation for the company’s portfolio of global brands. Previously, Ms. Thomas spent 13 years at PepsiCo from May 1993 until February 2006, where she worked in brand management, innovation, and retail marketing at Frito-Lay and Pizza Hut, coordinating the NFL and Disney relationships.

Since September 2012, Ms. Thomas has served as a director of Children’s Miracle Network Hospitals, Ms. Thomas has served, since October 2018, as a director of WesTech Engineering. From September 2010 until October 2013, Ms. Thomas also served as a director of the Sustainability Consortium.

Education: Ms. Thomas received a BA in mass communications from the University of Utah and an MBA in business administration from Brigham Young University. She received an honorary doctorate of humanities from the University of Utah in May 2013.

Director Since: 2018

Age: 54

Board Committees:

▪  Nominating/Corporate Governance Committee

Qualifications: Mr. Xian brings to the Board strategic management, business development, public relations and marketing skills. As a Chinese foreign-national, he also brings an understanding of the complexity of the Chinese government as he has worked throughout Asia including Singapore.

Ming Xian

Mr. Xian is Project Director of Sinochem International (Overseas) Pte, Ltd. (“Sinochem”) and served as Chairman of Sinochem from August 2008 to August 2010. Mr. Xian also served as Chief Strategy Officer of DSM Sinochem Pharmaceuticals from September 2011 to January 2017. He also served as Chairman of GMG Global from August 2008 to August 2010 and its Chief Executive Officer from August 2010 to August 2011.

Education: Mr. Xian received a BS from Dalian Jiaotong University in China, a BEc from the University of International Business and Economy in China and a MEc from the Norwegian Management School in Norway.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE
ELECTION OF EACH OF THE TEN NOMINEES IDENTIFIED ABOVE.

INFORMATION CONCERNING OUR BOARD OF DIRECTORS

Director Independence

We are required to have a majority of independent directors serving on our Board and may only have independent directors serving on each of our Audit, Compensation, and Nominating/Corporate Governance Committees pursuant to the listing rules of the New York Stock Exchange (the “NYSE”) and, with respect to our Audit Committee and Compensation Committee, the rules and regulations existing under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our Board undertook an annual review of our directors’ independence. The purpose of this review was to determine whether any relationships or transactions involving our directors (including their family members and affiliates) were inconsistent with a determination that such director is independent under the independence standards prescribed by the NYSE’s listing rules and our Corporate Governance Guidelines. Our Board also considered whether our Audit Committee and Compensation Committee members continue to satisfy the independence standards prescribed for audit committee and compensation committee members by the rules and regulations of the Exchange Act.

In making its determination, the Board considered not only the criteria for independence set forth in the listing rules of the NYSE but also any other relevant facts and circumstances that may have come to the Board’s attention. These related transactions, relationships or arrangements between a director (or any member of their immediate family or any entity of which such director or one of their immediate family members is an executive officer, general partner or significant equity holder) on the one hand, and Medifast or any of its subsidiaries or affiliates, on the other hand, might signal potential conflicts of interest, or might bear on the materiality of a director’s relationship to Medifast or any of its subsidiaries. The Board considered the independence issue not merely from the standpoint of the director, but also from that of the persons or organizations with which the director is affiliated.

Based on its review, our Board determined that each of our current directors and director nominees, other than Messrs. Chard and MacDonald, qualify as independent under the independence standards prescribed by the listing rules of the NYSE. Our Board also determined that each of Messrs. Brown, Byrnes, and Hoer, the current members of the Audit Committee, qualify as “independent” under the independence standards for audit committee members adopted by the SEC and that each of Messrs. Sassano and Schlackman, and Ms. Hallquist, the current members of the Compensation Committee, qualify as “independent” under the independence standards for compensation committee members adopted by the SEC.

Our Board has also determined that Ms. Thomas qualifies as “independent” under the under the independence standards prescribed by the listing rules of the NYSE.

Board Leadership Structure

The Board believes that there is no one best leadership structure model that is most effective in all circumstances. The Board adheres to a flexible approach to the question of whether to separate the positions of Chairman and Chief Executive Officer and the necessity of a lead independent director, and will consider a variety of factors in making a decision, including, but not limited to, the current performance of the Company and the experience, knowledge and temperament of the chief executive officer. The Board remains flexible and committed to a strong corporate governance structure and board independence. The Board is committed to adopting corporate management and governance policies and strategies that promote our effective and ethical management. In this regard, the Board strongly believes that it should have maximum flexibility in deciding whether the offices of Chairman and Chief Executive Officer are combined or separate and, if separate, whether the Chairman should be an independent director or an employee and whether the Company and its stockholders would benefit from a lead independent director.

The Board determined that it was in our best interests and our stockholders’ best interests to separate the roles of Chairman and Chief Executive Officer on October 3, 2016, when Mr. MacDonald stepped down as Chief Executive Officer, while remaining as Executive Chairman, and Mr. Chard became Chief Executive Officer and a member of the Board. Effective December 31, 2017, Mr. MacDonald transitioned to non-executive Chairman of the Board, but for a three-year period following his transition he will not be considered to be an independent director under the independence standards of the NYSE due to his prior service as Executive Chairman of the Company.

The Board believes that separation of the positions of Chairman and Chief Executive Officer continues to serve the needs of the Company and its stockholders. It effectively allocates responsibility and oversight between management and the Board. Mr. MacDonald will continue to lead the Board and act as an advisor to Mr. Chard on strategic aspects of the Chief Executive Officer role. Mr. Chard has primary responsibility for the operational leadership and strategic direction of the Company. The Board has also determined that presently it is in the best interest of the Company and its stockholders to continue to maintain a Lead Independent Director.

Lead Director

As noted above, the Board appointed Jeffrey J. Brown, as Lead Independent Director, effective June 17, 2015. The Lead Independent Director is responsible for facilitating and coordinating the activities of the independent directors. For the purpose of balancing the interests of the stockholders and management when the CEO also serves as the Chairman of the Board or when the Chairman is not deemed to be independent, the Lead Independent Director serves as Chairman for meetings of the independent directors separate from management and any directors that are not independent. The Lead Independent Director also represents the best practices regarding corporate governance, provides independent leadership to the Board, and performs such other duties and responsibilities as the Board may determine.

The principal responsibilities of the Lead Independent Director are as follows:

•	Act as the principal liaison between the independent directors of the Board and the CEO and Chairman of the Board;

•	Develop the agenda for and preside at executive sessions of the Board’s independent directors;

•	Communicate to the Chairman any and all feedback from the executive sessions;

•	Review and approve the agenda for Board meetings;

•	Participate in the Compensation Committee’s evaluation of the CEO’s performance;

•	Respond to difficult and underperforming directors to improve the functionality of the Board;

•	Assist the Board in succession planning;

•	Preside at all meetings at which the Chairman is not present;

•	Retain the authority to call meetings of the independent directors;

•	Subject to the authority of any committee of the Board, recommend to the Board the retention of advisors and consultants who report directly to the Board;

•	As the Board determines, serve as a liaison and be available for consultation and direct communication with major stockholders;

•	Make recommendations to the Board on behalf of the independent directors; and

•	Undertake such further responsibilities that the independent directors may designate to the Lead Independent Director from time to time.

Director Education

Our Board believes in continuous improvement of board effectiveness and functioning as well as individual skills and knowledge. All new directors are required to participate in our director orientation program to familiarize them with the Company’s business, strategic plans, significant financial, accounting and risk management issues, ethics and compliance programs, principal officers, internal auditors and the Company’s independent registered public accounting firm. In addition, directors are encouraged to participate in outside continuing education programs to increase their knowledge and understanding of the duties and responsibilities of directors and the Company, regulatory developments and best practices.

Director Orientation

All new directors on the Board receive an orientation to the Company and training that is individually tailored, taking into account the director’s experience, background, education and committee assignments. The new director orientation program is led by members of senior management and covers a review of our business, strategic plans, financial statements and policies, risk management framework and significant risks, regulatory matters, our independent registered public accounting firm, corporate governance and key policies and practices, as well as the roles and responsibilities of our directors.

THE COMMITTEES OF THE BOARD

The Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee, and the Executive Committee. The Board has determined that each of the members of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee meets the standards of “independence” established by the NYSE as currently in effect.

The Audit Committee, the Compensation Committee, and the Nominating/Corporate Governance Committee each operate under a charter adopted and approved by the Board. A copy of the charter for each committee can be obtained from the Company’s website (http://ir.medifastinc.com), or by sending a request to the office of General Counsel, Medifast, Inc., 100 International Drive, 18th Floor, Baltimore, Maryland 21202.

The following table identifies the current members for each committee.

Name	Audit	Compensation	Nominating/ Corporate Governance	Executive
Jeffrey J. Brown	Chair	—	—	X
Kevin G. Byrnes	X	—	—	—
Daniel R. Chard	—	—	—	X
Constance J. Hallquist	—	X	Chair	—
Michael A. Hoer	X	—	—	—
Michael C. MacDonald	—	—	—	Chair
Carl E. Sassano	—	Chair	—	—
Scott Schlackman	—	X	X	—
Ming Xian	—	—	X	—

Audit Committee

The present members of the Audit Committee are Jeffrey J. Brown (Chairperson), Kevin G. Byrnes, and Michael A. Hoer, all of whom have been determined by the Board to be “independent” within the meaning of applicable SEC rules and NYSE listing rules. The Board has also determined that each member of the Audit Committee is “financially literate” as required by the NYSE rules, and an Audit Committee Financial Expert within the meaning of applicable SEC rules based on, among other things, the business experience of such member.

The Audit Committee is responsible for, among other things, the review and oversight of the Company’s performance with respect to its financial responsibilities and the integrity of the Company’s accounting and reporting practices. The Audit Committee, on behalf of the Board, also appoints the Company’s independent registered public accounting firm, subject to stockholder ratification, at the annual meeting of stockholders.

Compensation Committee

The present members of the Compensation Committee are Carl E. Sassano (Chairperson), Constance J. Hallquist, and Scott Schlackman, all of whom have been determined by the Board to be “independent” within the meaning of SEC rules and the applicable NYSE listing rules.

The Compensation Committee is responsible for, among other things, reviewing and approving annually the corporate goals and objectives applicable to the compensation of our chief executive officer and determining the compensation of our chief executive officer based on the achievement of these goals, approving the compensation of our other executive officers, overseeing our incentive compensation plans and equity-based plans, and reviewing and recommending changes to the Board with respect to director compensation. For information regarding our Compensation Committee, including its processes and procedures for determining executive compensation, see “Compensation Discussion and Analysis.”

The Compensation Committee has the authority to delegate any of its responsibilities under its charter, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Committee may deem appropriate in its sole discretion.

Nominating/Corporate Governance Committee

The present members of the Nominating/Corporate Governance Committee are Constance J. Hallquist (Chairperson), Scott Schlackman, and Ming Xian, all of whom have been determined by the Board to be independent within the meaning of the applicable NYSE listing rules.

The Nominating/Corporate Governance Committee is responsible for, among other things, recommending to the Board potential director nominees for election to the Board, recommending to the Board directors to serve on the various Board committees, advising the Board with respect to Board composition, procedures and committees, and developing and recommending to the Board corporate governance principles applicable to the Company.

Director Qualifications. Director nominees are selected on the basis of, among other things, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding the Company’s global business environment, and willingness to devote adequate time and effort to Board responsibilities so as to enhance the Board’s ability to oversee and direct the affairs and business of the Company.

Diversity. The Company does not maintain a separate policy regarding the diversity of the Board. However, the charter of the Nominating/Corporate Governance Committee requires that the Committee review the composition of the Board to ensure it has the “appropriate balance” of experience, skills, expertise, and diversity for the Board as a whole. Consistent with these guidelines, both the Nominating/Corporate Governance Committee and the full Board seek director nominees with distinct professional backgrounds, experience, and perspectives so that the Board as a whole has the range of skills and viewpoints necessary to fulfill its responsibilities. As part of our annual Board self-evaluation process, the Board evaluates whether or not the Board as a whole has the skills and backgrounds for the current issues facing the Company. The Board also evaluates its effectiveness with regard to specific areas of expertise.

Director Nomination Process. Pursuant to our Corporate Governance Guidelines, our Nominating/Corporate Governance Committee reviews the qualifications of proposed director nominees to serve on our Board and recommends director nominees to our Board for election at the Company’s annual meeting of stockholders. The Board proposes a slate of director nominees to the stockholders for election to the Board, using information provided by the Nominating/Corporate Governance Committee.

In certain instances, a third party may assist the Nominating/Corporate Governance Committee or the Board in identifying potential director nominees. The Nominating/Corporate Governance Committee also considers potential nominations for director provided by the Company’s stockholders and submits any such suggested nominations, when appropriate, to the Board for approval. Stockholder nominees for director are evaluated using the same criteria described above. Stockholders wishing to recommend persons for consideration by the Nominating/Corporate Governance Committee as nominees for election to the Board can do so by writing to the Office of the Corporate Secretary, Medifast, Inc., 100 International Drive, 18th Floor, Baltimore, Maryland 21202 and providing the information and following the additional procedures set forth in the Bylaws, which are described in “Stockholder Proposals and Nominations for Director” in this Proxy Statement.

Executive Committee

The present members of the Executive Committee are Michael C. MacDonald (Chairperson), Jeffrey J. Brown, and Daniel R. Chard.

The Executive Committee has all of the authority of the Board of Directors, except with respect to certain matters that by statutes may not be delegated by the Board of Directors. The Executive Committee may meet periodically during the year to develop and review strategic operational and management policies for the Executive Committee.

Board and Committee Self-Assessments

Each year, the Board and the Board’s Audit, Nominating/Corporate Governance and Compensation Committee conduct self-assessments to evaluate their effectiveness and to identify opportunities for improvement. This self-assessment may be conducted in the form of written or oral questionnaires administered by Board members, management or third parties. Directors respond to questions designated to elicit information to be used in improving Board and committee effectiveness. Self-assessment topics generally include, among other matters, Board composition and structure, meeting topics and process, information flow, Board oversight of risk management and strategic planning, succession planning and access to management.

Director feedback solicited from the self-assessment process is discussed during Board executive sessions and, where appropriate, addressed with management. The Nominating/Corporate Governance Committee overseas the development and administration of the self-assessment process, including determining the format. More recently, the Nominating/Corporate Governance Committee has determined that written questionnaires are a highly effective method of conducting the self-assessments.

BOARD’S ROLE IN RISK MANAGEMENT

The Company takes a comprehensive approach to risk management and believes risk can arise in every decision and action taken by the Company, whether strategic or operational. The Company, therefore, seeks to include risk management principles in all of its management processes and in the responsibilities of its employees at every level. Our comprehensive approach is reflected in the reporting processes, by which our management provides timely and comprehensive information to the Board, to support the Board’s role in oversight, approval, and decision-making.

The Board closely monitors the information it receives from management and provides oversight and guidance to our management team concerning the assessment and management of risk. The Board has delegated oversight for matters involving certain specific areas of risk exposure to its committees. Each committee reports to the Board at regularly scheduled Board meetings, and more frequently if appropriate, with respect to the matters and risks for which the committee provides oversight.

Our senior executives provide the Board and its committees with regular updates about the Company’s strategies and objectives, and the risks inherent within them at Board and committee meetings and in regular reports. Board and committee meetings also provide a venue for directors to discuss issues with management. The Board and committees may call special meetings when necessary to address specific issues. In addition, our directors have access to Company management at all levels to discuss any matters of interest, including those related to risk. Those members of management most knowledgeable of the issues attend Board meetings to provide additional insight into items being discussed, including risk exposures.

The Board approves the Company’s high level goals, strategies and policies to set the tone and direction for appropriate risk taking within the business. The Board and its committees then emphasize this tone and direction in its oversight of management’s implementation of the Company’s goals, strategies, and policies.

CODE OF CONDUCT AND BUSINESS ETHICS AND CORPORATE GOVERNANCE GUIDELINES

Our Board has adopted a corporate Code of Conduct and Business Ethics applicable to our directors, officers, including our principal executive officer, principal financial officer and principal accounting officer, and employees, as well as Corporate Governance Guidelines, in accordance with applicable rules and regulations of the SEC and the NYSE. Each of our Code of Conduct and Business Ethics and Corporate Governance Guidelines are available on our website at https://ir.medifastinc.com/ by following the links through “Investor Relations” to “Corporate Governance.”

Any amendment to, or waiver from, a provision of the Company’s Code of Conduct and Business Ethics with respect to the Company’s principal executive officer, principal financial officer, principal accounting officer, or controller will be posted on the Company’s website (https://ir.medifastinc.com/).

TRANSACTIONS WITH RELATED PERSONS

The Board has established a process and certain procedures to identify any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including any indebtedness or guarantee of indebtedness, with a “related person” (as defined by the SEC’s rules and regulations). Under this process, in carrying out its oversight responsibilities, the Audit Committee reviews the Company’s identification of, accounting for, and disclosure of its related party transactions (generally, transactions involving related persons that have a direct or indirect material interest), including issues involving potential conflicts of interest involving officers and directors of the Company.

DIRECTOR MEETINGS AND ATTENDANCE

In 2018, our Board convened eight times, including three telephonic meetings, and our Board Committees held the following number of meetings: (i) Audit Committee: five meetings; (ii) Compensation Committee: eight meetings; and (iii) Nominating/Corporate Governance Committee: five meetings. The Executive Committee did not meet in 2018.

Under our Corporate Governance Guidelines, directors are expected to regularly attend Board meetings and meetings of the Board committees on which they serve in person or by conference telephone, and all directors are expected to attend the Company’s annual meeting of stockholders. All directors serving at the time of the 2018 Annual Meeting of Stockholders attended the 2018 Annual Meeting of Stockholders on June 13, 2018. All of our current directors attended all of the meetings of the Board and the Board committees on which they served in 2018.

STOCKHOLDER OUTREACH

Following our 2018 Annual Meeting of Stockholders, we reached out to stockholders representing approximately 68% of our outstanding common stock, and engaged in discussions with those representing approximately 37% of our common stock, as well as proxy advisor firms. We discussed with them a number of topics, including our executive compensation programs and corporate governance practices and programs. Below are some of the actions we took in response to stockholder feedback with respect to our corporate governance structure, practices and programs:

Topic	Stockholder Input	Board Response

Board Composition	Inquiries were made about Board diversity, in particular, gender diversity.	The Board seeks to increase the gender diversity on the Board in the 2019 calendar year. We currently have one female Board member and have added a 2nd female Board member to the ballot in 2019 who has a robust skillset of relevant experience to offer strategic insights from a more diverse point of view.

Capital Allocation Strategy	Positive comments were made regarding our current capital allocation strategy.	During 2018, the Company paid nearly $23 million in dividends, repurchased $30 million in stock, raising its quarterly dividend 56% in the fourth quarter of 2018.

ESG Factors

Investors have asked about certain Environmental, Social and Governance (“ESG”) factors that could potentially impact our business or create possible reputational risks. Across the public company environment, there is much greater interest in how issues of sustainability, Board, and operational governance and the company’s relationships with employees, partners, and other key stakeholders impact the ongoing success of any individual company. Communicating the Company’s focus on these issues, and its commitment to developing its approach to ESG matters will become increasingly important.

The Board believes that the Company must take a proactive approach to environmental, social and governance issues, and is currently evaluating the Company’s approach to disclosures relating to these areas.

For information regarding stockholder feedback to our Executive Compensation, including the Board’s response, see “Compensation Discussion and Analysis.”

EXECUTIVE OFFICERS

Except for Daniel R. Chard, who is also a director of the Company, the biographical information of the Company’s executive officers is below.

Timothy G. Robinson, CPA, age 56, has served as the Company’s Chief Financial Officer since February 2013. Prior to joining the Company, Mr. Robinson was Vice President, Business Operations for Canon Business Solutions, Inc., from 2008 to 2013, where he served as a key member of the executive team for this national office products subsidiary of Canon U.S.A. From 1995 to 2008, Mr. Robinson was Vice President, Finance & Administration for Canon Business Solutions-East, Inc. Mr. Robinson was Controller of Dupli-Fax, Inc. from 1989 to 1995 and was a Senior Emerging Business Consultant for Deloitte & Touche from 1985 to 1989. Mr. Robinson received his Bachelor of Science degree in accounting from Villanova University.

Jason L. Groves, Esq., age 48, has served as the Company’s Executive Vice President and General Counsel since November 2011, and Corporate Secretary since June 2015. Mr. Groves was also a director of the Company from 2009 to 2015 and served as a member of the Audit Committee from 2009 to 2011 and the Executive Committee from 2011 to 2015. Prior to joining Medifast in November 2011, Mr. Groves served as Assistant Vice President of Government Affairs for Verizon Maryland from 2003 until 2011 and in various other roles since he joined Verizon Maryland in 2001. Mr. Groves is also a United States Army veteran. He was a direct commissioned Judge Advocate in the United States Army Judge Advocate General’s (JAG) Corp. As a JAG Officer, he practiced law and had the distinction of prosecuting criminal cases in the District Court of Maryland as a Special Assistant United States Attorney. Over the course of three years, he received two Army Achievement Medals, and one Army Commendation Medal. Mr. Groves also sits on several non-profit boards including the Center Club of Baltimore and chairing his law school alma mater board of visitors. He recently completed nine years with the Anne Arundel Medical Center Board of Trustees. Mr. Groves received his Bachelor of Science degree, cum laude, in Hospitality Management from Bethune-Cookman University. He also obtained his juris doctorate from North Carolina Central University School of Law and is a member of the New Jersey and District of Columbia bars as well as several bar associations.

William Baker IV, age 47, has served as the Company’s Executive Vice President, Information Technology since August 2016. Prior to joining the Company, Mr. Baker was the Chief Information Officer for Tricore, from 2013 to 2016, where he served as a key member of the executive team and Chief Executive Officer of their software subsidiary. From 2010 to 2013, Mr. Baker was Vice President, Information Technology for Rodan and Fields. From 2007 to 2010, Mr. Baker was the Chief Information Officer for Arbonne International. Mr. Baker received his Bachelor of Science in Computer Information Systems from David Lipscomb University.

Frances S. Lawler, age 49, served as the Company’s Chief Human Resources officer from October 2018 until April 2019. Prior to her departure, she was responsible for Medifast’s talent management, recruitment, succession planning, and employee development.

Nicholas M. Johnson, age 39, has served as the Company’s Market President of OPTAVIA USA since January, 2018, and Executive Vice President, Coach Success since February, 2019. Mr. Johnson brings more than ten years of direct selling, marketing, and client relations experience to his role with the Company. Mr. Johnson is responsible for leading and developing the OPTAVIA organization in the United States and internationally, and partnering with the growing community of OPTAVIA Coaches to support them in the key areas of marketing communication, field development, and client services. Prior to joining the Company, Mr. Johnson served as the Vice President of Sales and Marketing of Nu Skin Enterprises, where he oversaw sales and marketing for 27 countries including the Middle East, Europe, and Africa. He has also held various leadership roles during his tenure at Nu Skin Enterprises including General Manager, Latin America and Director of Sales, USA.

Anthony Tyree, age 54, has served as the Company’s Chief Marketing Officer since September 2018. Mr. Tyree brings more than 25 years of experience in global integrated marketing, brand strategy, product and platform innovation and portfolio revitalization across various business-to-business and consumer retail products. He is responsible for leading the company’s marketing, scientific and clinical affairs, nutrition support, product development and strategic planning and program management teams. Prior to joining Medifast, Mr. Tyree served as Vice President of Global Snacks at the Hershey Company, where he was responsible for accelerating Hershey’s health and wellness snack category across priority markets in North America, Brazil, China and India. Prior to this position, Mr. Tyree held various leadership roles at Fonterra LTD, Kraft Foods, Nabisco and the Kellogg Company, giving him extensive marketing and general management experience both domestically and abroad.

Joseph Kelleman, age 64, has served as the Company’s Corporate Controller since March 2013. Mr. Kelleman joined the Company as Director of Finance – Supply Chain in February 2012. Prior to joining the Company, Mr. Kelleman held numerous positions of increasing responsibility at Stanley Black & Decker over a 30 year period, including Global Operations Controller – CDIY Business, from 2010 to 2012, Director of Finance – Asian Operations having financial oversight for all Power Tool manufacturing in Asia and the global sourcing operations for the company, from 2009 to 2010, and Director of Finance for the North American Power Tool Commercial Operations of Black & Decker, from 2001 to 2009. Mr. Kelleman received his BS Degree in Accounting from Mount St. Mary’s University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)

Introduction

This Compensation Discussion and Analysis discusses our 2018 compensation programs as they relate to our Named Executive Officers or “NEOs”. For 2018, our NEOs were:

Daniel R. Chard – Our Chief Executive Officer

Timothy G. Robinson – Our Chief Financial Officer

William M. Baker IV – Our EVP, Information Technology

Frances S. Lawler – Our former Chief Human Resources Officer (who left the Company in April, 2019)

Nicholas M. Johnson – Our Executive Vice President, Coach Success & Market President, OPTAVIA USA

Compensation Actions in 2018

In 2018, the Company engaged in a comprehensive review and redesign of our compensation program. A brief summary of actions taken during 2018, which are described more fully in this CD&A, is below.

•	In 2018, we engaged in extensive stockholder outreach and rigorously reviewed our executive compensation programs to take stockholder feedback into account, and to align with best practices in the market.

•	The compensation committee hired a new compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), to evaluate fresh perspectives to ensure that our approaches to compensation represent leading best practices and are appropriately aligned with our business strategy.

•	We updated our compensation philosophy to balance the needs of all stakeholders and support the recruitment, retention and high-performance alignment of executive talent.

•	We put in place a new long-term incentive program, beginning in 2019, that provides annual long-term incentive grants that are not front-loaded, with 60% of the target long-term awards for our executives vesting based on the achievement of performance metrics over the three-year vesting period.

•	With the assistance of Meridian, we examined and updated our peer group to better align with our size and market for talent and growth.

2018 Business Highlights

2018 was a year of accelerated growth for Medifast, exceeding our expectations for both revenue and profit. Our revenue was $501.0 million for 2018 as compared to $301.6 million in 2017. Net income for 2018 increased $28.1 million to $55.8 million, or $4.62 per diluted share based on approximately 12.1 million shares, compared to $27.7 million, or $2.29 per diluted share for 2017 on 12.1 million shares. Our strong financial results in 2018 enabled us to continue to fulfill our commitment to deliver attractive total stockholder returns of 82% during 2018 and a three-year total stockholder return of approximately 343%. For the year, we paid $23.2 million in quarterly cash dividends and increased our quarterly dividend 56% to $0.75 for stockholders on record as of December 21, 2018. We believe that we are well positioned to continue to achieve our operational and financial objectives, and to continue to deliver positive results for our stockholders.

2018 Performance Highlights (Growth from 2017)

2018 Management Changes

During 2018, we hired several new executive team members as we focused on identifying and hiring targeted expertise and skills to join the team to fuel growth within our integrated coach model in the USA and our international expansion of our business in Singapore and Hong Kong. Joining in January 2018, Nicholas M. Johnson brought considerable direct selling experience to the team. Mr. Johnson was appointed President of OPTAVIA USA and is responsible for leading the growth of OPTAVIA USA by partnering with the growing community of OPTAVIA Coaches, which fuels our growth strategy. Mr. Johnson was since promoted to Executive Vice President, Coach Success & Market President, OPTAVIA USA. In October 2018, Frances S. Lawler was appointed as Chief Human Resources Officer and subsequently left the Company in April 2019.

Compensation Philosophy

We design our executive compensation program to attract, retain and motivate talented executives who are necessary to drive results for our business, and to align the interests of these executives with the interests of our stockholders. The largest portion of our executive’s compensation is considered variable and at-risk. Short-term and long-term incentives are tied to Company performance against operational and financial measures. We use an independent compensation consultant to provide analysis of our compensation program, plan design, and market competitiveness to ensure an alignment between executives’ interests and those of our stockholders.

We examined and reaffirmed these objectives during 2018. Specifically:

•	We target total compensation within a competitive range of the market median (50th percentile) with the flexibility to move higher in the market for critical talent
•	We take a consistent, job-level approach to compensation decisions with a simple compensation structure designed to link pay to performance
•	Our multiple performance measures are operationally oriented, offering a balanced approach to focusing on our long term, consistent and sustainable growth strategy
•	We share success in meaningful ways at every level of the organization

Compensation Best Practices

✓	Pay-for-Performance. A majority of the target total compensation for our CEO and other named executive officers is based on company performance on operational and financial measures.

✓	Dividends Paid Only on Earned Restricted Shares or Deferred Shares. Dividends that accrue on performance-based and time-based restricted shares or deferred shares are paid at the time and to the extent the underlying shares vest (if shares are forfeited, then any accrued dividends on such shares are forfeited).

✓	Double-Trigger Equity Awards. The 2012 Plan includes a double trigger vesting provision in the event of a Change in Control (as defined in the 2012 Plan).

✓	Limited Severance Benefits. Limited severance benefits are provided to our named executive officers in the event of certain qualifying terminations of employment.

✓	No Excise Tax Gross-Up Payments. Our executives will not be entitled to tax gross-ups under section 4999 of the Internal Revenue Code of 1986, as amended, if there is a change of ownership or control of Medifast.

✓	Stock Ownership Guidelines. Our executives and non-employee directors are subject to our stock ownership guidelines, which requires our CEO to hold stock worth 5x his annual salary; our other executives to hold stock worth between 1-3x annual salary; and our non-employee directors to hold stock worth 3x the regular quarterly meeting fees for one year of service.

✓	Clawback Policy. Our clawback policy applies to our current and former executives.

✓	Anti-Hedging Policy. Our insider trading policy contains a strict anti-hedging policy that prohibits our NEOs and non-employee directors from engaging in hedging, monetization transactions or similar arrangements involving our stock.

✓	Anti-Pledging Policy. Our anti-pledging policy prohibits our executives and non-employee directors from pledging our stock as collateral for a loan or holding our securities in a margin account (with an exception for an existing pledge of stock).

✓	No Supplemental Retirement Benefits. We do not provide supplemental retirement benefits to our executives.

✓	No Excessive Perquisites. We do not provide excessive perquisites to our executives.

✓	No Repricing of Stock Options. The 2012 Plan prohibits repricing of underwater stock options without stockholder approval.

Stockholder Outreach and Consideration of “Say-on-Pay” Advisory Vote Results

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), we hold a “say-on-pay” advisory vote on executive compensation. At our 2017 Annual Meeting of Stockholders, our stockholders approved an annual “say-on-pay” vote.

In 2017, the proxy advisors and stockholders expressed several concerns about the NEO compensation plans. As a result, in 2017, only 42.2% of the votes were cast in favor of our NEO compensation on an advisory basis. The majority of concerns were related to a front-loaded grant issued to our newly hired CEO upon joining the Company in 2016. The equity grant, which was designed to reward a significant improvement in Total Stockholder Return (“TSR”) from his date of hire through the end of 2019, was considered by some to be excessive and included certain attributes that were considered unfavorable by proxy advisors and some stockholders.

While we made changes to our 2018 executive compensation program and did not grant equity awards to our CEO during 2018, only 41% of our stockholders voted in favor of our NEO compensation at our 2018 Annual Meeting of Stockholders.

As a result of these failed Say-on-Pay results, our Compensation Committee reviewed all prior feedback from our stockholders and developed an extensive stockholder outreach program in the second half of 2018 to solicit detailed feedback from stockholders on our current and past NEO compensation practices as well as other governance matters. We value stockholder views and insights and we believe that constructive and meaningful dialogue builds informed relationships that promote transparency and accountability. We integrate the full scope of investor perspectives gathered through these engagements into our board’s decision-making processes on issues ranging from strategy to governance, compensation and sustainability.

Based on this extensive stockholder outreach in 2018, we have revised our Executive Compensation Programs for 2019 to include performance-based equity grants, more operational measures on our performance-based awards, and different measures for the Annual Bonus versus the Long-Term Incentive structure. We will continue to listen to our stockholders with respect to our compensation programs, and analyze the alignment of our executive compensation program with our compensation philosophy described throughout this CD&A. In addition to the feedback we receive from our stockholder outreach efforts, our Compensation Committee will consider the results of our “say-on-pay” advisory vote that is included as Proposal 3 of this Proxy Statement when it makes future compensation decisions.

Stockholder Outreach During 2018: Process

In response to our 2017 and 2018 Say-on-Pay results, the Board and its Compensation Committee undertook a particularly robust and multifaceted outreach program during the second half of 2018. Outreach meetings with our stockholders were conducted by our Chief Executive Officer and Chief Financial Officer, and included participation by the Chairman of the Compensation Committee. These extra efforts resulted in specific stockholder feedback prompting tangible compensation and governance enhancements. All Board members also convened in a number of discussions and considered and provided analysis focused on Say-on-Pay responsiveness. As a result of these renewed stockholder outreach efforts, we engaged in a particularly robust stockholder outreach program, reaching out to stockholders representing approximately 68% of our outstanding shares and engaging in discussions with those representing about 37% of our outstanding shares.

During all stockholder outreach meetings, we sought input on proactively developed changes to our compensation program, as well as emerging topics of expressed stockholder interest, such as environmental, social and governance issues (“ESG”). We received many supportive and positive comments on the Company’s direction (both from a business growth and governance perspective), the proposed compensation program changes and our board composition. As a result of specific feedback from stockholders, we implemented a number of key changes to our compensation program and practices to specifically address our recent Say-on-Pay outcomes, and considered other changes to our governance practices in response to topics of importance raised by stockholders.

Stockholder Outreach During 2018: Specific Feedback

Following our 2018 Annual Meeting of Stockholders, we reviewed the results of the stockholder advisory vote on executive compensation. The stockholders expressed concerns that the 2018 proxy statement did not sufficiently respond to the 2017 failed say-on-pay vote. In response to the 2017 say-on-pay vote, the company made changes, in 2018, to its long-term compensation program from 2017. However, these changes may not have adequately addressed the concerns raised in 2017. It is our intent to more fully disclose our ongoing interactions with stockholders during 2018 in this Proxy Statement and outline the specific feedback provided to the Board to guide our future compensation and governance practices.

As a result of specific feedback from stockholders, we implemented a number of key changes to our 2019 compensation program and practices to specifically address our recent Say-on-Pay outcomes, and made changes to our governance practices in response to topics of importance raised by stockholders. With regard to the topic of NEO compensation, we shared our vision for 2019 compensation design with stockholders and incorporated their feedback into the final 2019 design. The specific feedback we received from stockholders during our outreach efforts in 2018, as well as the actions taken to address these concerns, is summarized in the following table:

Topic	Stockholder Input	Board Response

Front-Loaded Grant in 2016 to CEO

Stockholder feedback on the TSR measurement used in our CEO’s sign-on award was mixed, with some stockholders expressing concerns about the design of the program. Stockholders acknowledged the significant achievements driven in part by the design of this award, but would like to see annual performance-based grants with overlapping performance periods, enabling the Compensation Committee to adjust grant values in successive years.

Specific concerns raised included:

•      The use of a single performance metric (TSR) may not adequately measure the performance of the Company.

•     The front-loaded nature of the grant restricts the Compensation Committee’s ability to adjust successive years based on varying performance or unforeseen events.

•     The performance conditions of the grant provided for multiple vesting opportunities, potentially reducing the rigor of the award.

•     The award contained a “repricing” feature that extends the performance period under certain conditions, raising questions about its potential to incentive risk taking during the extension period.

•     There were no stated requirements for the stock goals to be sustained for any extended period of time.

•     The predominance of time-vested awards suggests that the Company may have difficulty establishing performance targets over multiple years.

The Compensation Committee acknowledges the shortcomings with respect to the long-term incentive strategy for our CEO and has changed the long-term incentive program, beginning with 2019, to eliminate the front loading of grants and to tie performance to Company operational and financial metrics.

Beginning in 2019, all long-term performance grants are no longer front-loaded but rather granted annually tied to a set of operational metrics measured over a fixed 3-year period. There are no other vesting opportunities or re-pricing features. More information is included below and in the section titled “2019 Long-Term Compensation Program.”

In 2019, the Board established robust 3-year financial objectives for management. The target objectives would result in approximately doubling the size of the business by the end of 2021. We believe these long-term goals are aligned with the interested of our stockholders.

Front-Loaded Grants in 2017 to Other NEOs

Stockholders expressed issues with respect to the long-term performance-based incentive awards granted to our NEOs (other than our CEO) in 2017 that were similar to the issues raised with respect to the 2016 grant to our CEO (relating to the use of a single performance metric, the front-loaded nature of the grant, the potential for multiple vesting opportunities, and lack of requirement for sustained performance).

Stockholders acknowledged the significant achievements driven in part by the design of these awards, but would like to see annual performance-based grants with overlapping performance periods, enabling the Compensation Committee to adjust grant values in successive years.

The 2017 grants to NEOs (other than our CEO) were designed to align the management team to a common set of goals to change the trajectory of the Company. The Compensation Committee acknowledges the shortcomings in the design of these grants and has changed the long-term incentive program for our NEOs, beginning with 2019, to eliminate the front loading of grants and to tie performance to Company operational and financial metrics.

In 2019, the Board established robust 3-year financial objectives for our NEOs. The target objectives would result in approximately doubling the size of the business by the end of 2021. We believe these long-term goals are aligned with the interested of our stockholders.

Overall Long Term Incentive Structure for CEO and Other NEOs	Except for Mr. Chard’s sign-on grant, the entirety of the Company’s long-term incentive awards were time-vested.

In 2017, we granted long-term incentive awards to each of our NEOs with performance-based vesting based on the same performance factors as the award granted to our CEO in 2016. This was intended to align our executives’ goals in order to generate significant stockholder value through 2019. Awards granted to our NEOs in 2018 were only time-vested, since our NEOs already held the performance-based awards granted in 2017, and no additional long-term incentive awards were granted to our CEO in 2018.

We have made changes to our long-term incentive program, beginning with 2019, to provide both performance-based and time-based awards to our CEO and other NEOs on an annual basis. In 2019, 60% of the long-term equity awards to our NEOs were performance-based and 40% were time-based. More information is included below and in the section titled “2019 Long-Term Compensation Program.”

Long Term vs. Annual Metrics	The metrics used for annual cash bonus and equity bonus for our CEO and Other NEOs in prior years were the same.

Beginning with 2017, we no longer grant equity awards with performance measures that are the same as our annual cash bonus.

Additionally, the 2019 long-term compensation performance measures include incremental operational measurements that are indicative of the performance and health of the business.

Use of Compensation Consultant	Inquiries were made about how the Compensation Committee used our Compensation Consultant to develop our NEO compensation strategy.	The Compensation Committee made a change in 2018 to select Meridian Compensation Partners, LLC, to advise the Committee in the design of the 2019 compensation plan. With the help of Meridian, we have updated our 2019 compensation philosophy to balance the needs of all stakeholders and support the recruitment, retention and high-performance alignment of executive talent, and have redesigned our long-term incentive program to include annual performance-based equity awards.

Stockholder Outreach During 2018: 2019 Compensation Program Changes

In late 2018, following this significant ongoing stockholder outreach throughout 2018, we made changes to our compensation structure for 2019 based on our updated Compensation Philosophy and feedback from stockholders. Considering our rapidly accelerating growth rate, it is increasingly important to retain our talented leadership as well as align them to the target performance outcomes in a meaningful way.

•	Annual Incentives. For 2019, we have used multiple operational measures for our annual performance bonus and weighted them more heavily towards measures that are significantly influenced by our leadership. We have selected revenue and operating income, and set targets for each that are above the actual results for 2018.

•	Long-Term Incentives. Our 2019 long-term incentive design supports sustainable growth and adds measures that specifically support our business strategy. For our key executives (including all of our NEOs), we have balanced long-term incentives between performance-based and time-based awards, with 60% of the long-term incentive awards vesting at the end of a three-year performance period based on the achievement of performance goals. This new structure more closely aligns with the market, and has an increased focus on pay for performance with “at risk” variable compensation levels for executive and senior leadership levels.

Our updated executive compensation design, in effect starting in 2019, has increased the variable component of compensation for our executive team. For our CEO, the “at risk” compensation with the new plan design moved from 69% to 80%; for all other executives (excluding our CEO) the “at risk” compensation in the new plan design moved from 52% to 59%.

While this newly designed compensation structure is effective in 2019, we are confident that this plan design will stand the test of time, aligning with stockholder interests for sustainable long-term growth and support the long-term business strategy and vision for organizational performance. We continue to maintain compensation and governance practices consistent with leading and best practices.

Executive Compensation

In today’s rapidly changing marketplace, it is important to locate and secure talented individuals who will be able to steer our Company to long-term success and to provide positive returns for our stockholders. Our executive compensation program is designed to attract, retain, and motivate these highly qualified executives, and to align their interests with the interests of our stockholders.

➢	Attract: We compete with other companies in our industry for talent, and many of these companies are much larger than us from a revenue perspective. We offer our executives competitive compensation packages so that we can attract the talent needed to deliver quality results and position our company to succeed now and into the future.

➢	Retain: A stable management team benefits our strategic long-term goals and ensures that we are managed by executives who have a deep knowledge and understanding of our Company and the ability to make well informed decisions. We retain our executives by providing them competitive on-going pay packages, and tying a portion of their compensation to their long-term service with the company.

➢	Motivate: We believe in pay for performance. A large percentage of our executives’ compensation is based on our performance. The only fixed element of compensation for our executives is base salary, with the remainder of compensation based on our financial performance (our executive cash bonus plan and performance-based long-term incentives) and the value of our stock (the retention awards granted to our senior executives periodically, the sign-on award granted to our current CEO in 2016, stock options granted to our Executive Vice Presidents annually, and performance-based deferred shares). Placing the value of a portion of our executives’ pay at risk ensures that our executives will work to achieve our stated business objectives and create stockholder value.

➢	Align Interests with Stockholder Interests: It is vital for our executives to make decisions that will create positive results for our stockholders. We believe that the best way to ensure our executives understand the pressing concerns of stockholders is for our executives to be stockholders themselves, and to have a meaningful proportion of their compensation paid in stock. Since much of the value of the executive’s compensation is dependent on our stock price, the executive is motivated to increase long-term company value. Our executives are also required to own stock with a value equal to a multiple of base salary during the period that they are executives at Medifast, which ensures that our executives’ interests remain aligned with stockholder interests.

Pay for Performance

Executive compensation at Medifast is focused on executive performance and tied to results. We provide fair and equitable compensation to our executives by combining base pay, annual incentive bonus paid based on our performance, and stock-based long-term incentives. The Compensation Committee has designed our executive compensation program so that performance-based and other variable pay elements (annual incentive bonus and equity-based awards) constitute a significant portion of the targeted annual compensation that each executive is eligible to earn during the year.

The total amount of compensation each executive could receive with respect to a fiscal year is variable based on our performance, which motivates our executives to focus on creating value for our stockholders. The annual incentive bonus rewards our executives for the achievement of short-term performance goals, and will not be paid unless we reach threshold performance levels. These awards provide the executives with the ability to earn higher incentives for high performance. Our long-term incentives, in the form of equity-based performance awards, return a higher value to executives when our stock price increases. The performance-based equity awards we granted in 2017 (2016 to our CEO) further link executive pay to the achievement of long-term performance goals, and reward our executives for creating value for our stockholders.

Our new compensation program for 2019 further aligns pay with performance. As shown above, 80% of CEO target compensation is variable based on Company performance (59% for our other NEOs), and 60% of each of our key executives’ long-term incentive awards vest only upon the achievement of long-term performance metrics.

Company Performance and CEO Pay

We have strived to ensure that there is long-term alignment between CEO pay and company performance. CEO pay should not outpace the return to our stockholders. As we have refined our executive compensation program over the past several years, and as we look towards the new program that we have developed for 2019, we continue to monitor CEO pay as it relates to our performance to ensure this alignment.

Our large increase in total stockholder return over the past five years has outpaced our CEO pay. While CEO pay increased in 2014 due to a large one-time grant to our former CEO, and in 2016, due to the sign-on equity grant provided to our CEO when he was hired, our CEO pay has otherwise remained stable. With the introduction of our new executive compensation program in 2019, which incorporates long-term incentives with overlapping three-year performance periods, we expect that our CEO pay will be clearly linked to long-term achievement of stockholder value.

The total stockholder return is based on the amount that a stockholder would have at the end of each fiscal year, assuming $100 was invested in the beginning of 2013. Our one-, three-, and five-year total stockholder returns are approximately 82%, 343%, and 420%, respectively.

The amounts in the “Compensation” column include (a) base salary, (b) actual cash bonus earned for the applicable year, (c) the grant date fair value of equity awards that are granted during the applicable year, and (d) all other compensation paid (or earned) during the applicable year. These amounts reflect what was included in the Summary Compensation Table for each applicable year.

How We Make Compensation Decisions

Role of Compensation Committee

The Compensation Committee is responsible for developing and approving the executive compensation program for all executive officers, including the named executive officers, and for reviewing, approving and, where appropriate, recommending to the full Board for approval, our incentive compensation and equity-based plans. The Compensation Committee is also responsible for the creation and periodic review of the overall executive compensation philosophy, the analysis and assessment of any material risk to the Company related to our compensation programs, and the determination of the components and levels of executive compensation for the CEO and other executive officers.

Role of Management

The Compensation Committee works closely with members of our management team in designing our executive compensation programs, including Mr. Chard, our CEO, Mr. Robinson, our CFO, and Ms. Lawler, our former Chief Human Resource Officer, and will continue to work with members of our management team in the future. Our CEO evaluates the performance of our executives (other than his own performance), and makes recommendations as to the compensation levels of each executive (other than himself) and the goals for our short-term and long-term incentives. The advice of our CEO is important in order for the Compensation Committee to design compensation programs that align to corporate goals and our strategic direction. All compensation decisions are made by the Compensation Committee in its sole discretion.

Role of Compensation Consultants and Survey Data

The Compensation Committee worked with Frederic W. Cook & Co., Inc. (“FW Cook”), an independent executive compensation consultant, until the second half of 2018. FW Cook advised and made recommendations regarding Medifast’s pre-2019 executive compensation program. FW Cook did not provide services to Medifast other than as the independent consultant to the Compensation Committee, and the Compensation Committee determined that no conflict of interest existed that would prevent FW Cook from independently advising the Compensation Committee.

During the second half of 2018, the Compensation Committee made a change with respect to its independent compensation consultant, and selected (“Meridian”), an independent executive compensation consultant, as its new independent compensation consultant to continue to closely monitor developments and trends in executive compensation and to provide recommendations for appropriate adjustments to the Company’s compensation program, policies, and practices in line with the Company’s business and talent strategies and investor expectations. The Compensation Committee evaluated the independence of Meridian and concluded that no conflict of interest existed that would prevent Meridian from independently advising the Compensation Committee. Meridian did not provide services to Medifast other than as the independent consultant to the Compensation Committee.

Use of Peer Group

The Compensation Committee assesses each executive’s total direct compensation (which includes base pay, annual incentive bonus and stock-based long-term incentives) against our compensation peer group, to the extent relevant data is available. Our ability to remain competitive depends, in significant part, on our success in recruiting and retaining executive leadership with a competitively attractive compensation package. The Company targets total direct compensation for each executive near the median of our compensation peer group, with the mix of pay (base pay, annual cash incentives and long-term incentives) designed to reflect a strong bias towards pay for performance by placing a majority of target compensation at risk.

In making our executive compensation decisions for 2018, the Compensation Committee benchmarked our compensation levels against the levels derived from a peer group. In developing our compensation peer group, with the assistance of FW Cook, the Compensation Committee identified companies that are similar in size and industry to Medifast. Based on that analysis, the Compensation Committee approved the following 13 corporations, which have a revenue range from $82 million to $1.1 billion.

Elizabeth Arden, Inc.	Farmer Brothers Co.	Inter Parfums Inc.
Inventure Foods, Inc.	Jamba Inc.	Lifevantage Corp.
Nature’s Sunshine Products, Inc.	Nutraceutical International	Nutrisystem, Inc.
Omega Protein Corporation	Synutra International	USANA Health Sciences, Inc.
Weight Watchers International Inc.

Each year, the Compensation Committee reviews and approves our compensation peer group. The following criteria was used to identify peer companies for 2019 and will be used going forward: (1) industry — Medifast competes for talent with other healthy living and wellness companies and general weight-loss industry companies of similar and larger size; and (2) financial scope — our management talent should be compensated similar to that of companies of a similar size in terms of revenues. As part of Meridian’s engagement the compensation consultant reviewed the compensation peer group for continued appropriateness. As a result of this review, for 2019, the Compensation Committee approved the following sixteen company compensation peer group with the intent of selecting companies with revenue that ranged from approximately 1/2x to 2x our revenue, while also considering our growth trajectory and business model.

Nu Skin Enterprises	Tupperware Brands Corporation	Shutterfly, Inc.
Weight Watchers International Inc.	1-800-FLOWERS.COM Inc.	USANA Health Sciences, Inc.
Vitamin Shoppe, Inc.	Blue Apron Holdings, Inc.	Nutrisystem, Inc.
Inter Parfums, Inc.	Farmer Bros, Co.	Duluth Holdings Inc.
The Simply Good Foods Company	Nature’s Sunshine Products, Inc.	PetMed Express, Inc.
e.l.f. Beauty, Inc.

Elements of Executive Compensation

Our executive compensation program has three main elements: base salary, annual incentive bonus, and long-term equity awards.

Base Salary

Base salary is a level of annual cash compensation that recognizes an individual’s role, skill, performance, contribution and leadership, and is the only element of fixed compensation that we provide to our NEOs.

On an annual basis, the Compensation Committee evaluates each of our NEO’s base salary taking into account (i) the NEO’s role and responsibilities; (ii) the NEO’s level of performance, achievements, and contributions to the Company; (iii) current market data from our compensation peer group; and (iv) the NEO’s total direct compensation. Based on this evaluation, for 2018 the Compensation Committee made merit adjustments of 3.85% to the base salaries of Daniel Chard, our CEO, and 4% to the base salary of Timothy Robinson, our CFO, and 3% to the base salary of William Baker IV, our EVP Information Technology. Nicholas M. Johnson and Frances S. Lawler were new hires in 2018 and did not receive any merit adjustment.

Base salary as of December 31, 2018 for each named executive officer is illustrated below:

		Salary 12/31/2017	2018 Merit	Salary 12/31/2018
Executive Name	Role	($)	(%)	($)
Daniel R. Chard	Chief Executive Officer	650,000	3.85	675,000

Timothy G. Robinson	Chief Financial Officer	352,498	4	366,598

William Baker IV	Executive Vice President, Information Technology	308,815	3	318,080

Frances S. Lawler	Former Chief Human Resources Officer	-	-	310,000

Nicholas M. Johnson	Executive Vice President, Coach Success & Market President, OPTAVIA USA	-	-	210,000

Annual Incentive Bonus

Our annual incentive bonus plan was designed to reward our NEOs for the achievement of critical short-term financial goals and other corporate objectives that support the long-term sustainability of the Company. The Compensation Committee, with input from the Non-Executive Chairman, determined each NEO’s target bonus opportunities, taking into account benchmark data from our compensation peer group and the NEO’s contribution to current and long-term corporate goals. The table below shows each NEO’s 2018 target bonus opportunity, expressed as a percentage of base salary:

		Target Opportunity
Executive Name	Role	(% of Base Salary)
Daniel R. Chard	Chief Executive Officer	100

Timothy G. Robinson	Chief Financial Officer	70

William Baker IV	Executive Vice President, Information Technology	45

Frances S. Lawler	Former Chief Human Resources Officer	50

Nicholas M. Johnson	Executive Vice President, Coach Success & Market President, OPTAVIA USA	30

At threshold performance, each NEO would earn half of their target bonus opportunity and at maximum performance each NEO would earn twice their target bonus opportunity. If threshold performance is not achieved for each performance goal, no cash incentive would be paid to the NEOs.

The financial targets for the annual cash incentives were set based on the annual budget approved by the Board during the first quarter of 2018. For 2018, the Compensation Committee selected Net Revenue and Income Before Tax performance measures to focus the NEOs to achieve profitable growth, which we believe drives sustainable performance. The table below shows the threshold, target and maximum performance goals for each financial measure in the plan.

	Threshold	Target	Maximum
Performance Measures	50%	100%	200%	Weight

Revenue ($)	302.5M	340M	382.5M	40%

Income Before Tax ($)	40.9M	46M	52.2M	60%

In light of our significant growth and strong performance, in 2018, the Company achieved $501M in Net Revenue and $70.5M in Income Before Tax. Each of these results was far higher than the result required to pay out the maximum payout, and as a result the Compensation Committee approved the Performance Bonus payments for each NEO based on 200% of their target incentive.

The Compensation Committee, in its sole discretion, may increase or decrease the amount otherwise payable to an NEO under the annual incentive bonus plan based on the Compensation Committee’s assessment of that executive’s individual performance during the year. For 2018, the Compensation Committee did not exercise its discretion to adjust payouts.

Long-Term Compensation

Our long-term incentive compensation in 2018 was designed in 2016 and was created with the intent to attract, retain, and motivate talent, and to align the executive team around the long-term performance of the company and to create stockholder value through equity ownership. The long-term incentives were comprised of a grant of performance-based shares in 2017 (2016 for our CEO) that vest at the end of 2019 based on the achievement of a specific total stockholder return objective or stock price performance factor, and time vested shares and time vested options.

•	Performance-Based Deferred Shares. There were no new performance-based Deferred Shares granted in 2018. The performance-based grants issued in 2016 for Mr. Chard and 2017 for Mr. Robinson and Mr. Baker will be earned on December 31, 2019 as a result of the actual achievement of the required 20-day moving average stock price in excess of $91.91 during January 2019.

•	Time-Based Restricted Shares. In 2018, Mr. Robinson was granted 1,280 restricted shares and Mr. Baker was granted 430 restricted shares, all of which vest in three equal annual installments.

•	Stock Options. In 2018, Mr. Robinson was granted 4,500 stock options and Mr. Baker was granted 1,500 stock options, all of which vest in three equal annual installments.

2019 Long-Term Compensation Program

Beginning with 2019, we have made changes to our long-term compensation program. Grants to our Executives are balanced between Performance and Time-Based Awards. Our executive compensation program, beginning in 2019, will involve an annual grant of equity-based awards, 60% of which will be based on the achievement of performance measures over a three-year performance period. The remaining 40% of awards to our executives will vest based on the passage of time. This design permits the Compensation Committee to re-examine the outstanding awards and performance each year and make grants where performance goals and size of the award can be adjusted each year. The overlapping performance periods of our performance-based awards will ensure that our executives are always properly incentivized to achieve long-term results for our stockholders.

Retirement Benefits

Each NEO may participate in the Company 401(k) retirement plans on the same terms and conditions, including Company matching provisions, as other employees. The Company provides no other retirement benefits to our NEOs.

Severance Benefits

We have entered into a severance agreement with our CFO and provided for severance terms in an employment agreement and offer letter with our CEO and our former CHRO, respectively. The severance agreement, employment agreement, and offer letter contain provisions regarding severance benefits upon certain terminations of employment, including a termination by the Company without “cause” or by the executive for “good reason”. Severance benefits provide some security for our executives during times of uncertainty, and allow them to focus their attention on leading the Company. Severance benefits are typical for executives in these senior positions in our industry, and it is necessary for us to offer such benefits in order to attract the talent needed for our success. We believe that these severance benefits are an important factor in the retention of our executives, while remaining within market norms.

The severance benefits provided to our CFO under this agreement consists of one year of continued payment of base salary, the annual bonus that he would have been entitled to receive for the year of termination if the performance goals are reached (paid at the target level at the time such bonuses are paid to other employees), and continued participation in our health and welfare plans for one year.

The severance benefits provided to our CEO under his employment agreement consist of a lump sum payment equal to one year of base salary and the target annual bonus; medical and dental benefits for one year; and the acceleration of equity awards (with the exception of the performance-based deferred shares granted at the time of his hire). The performance-based deferred shares will accelerate and vest only upon Mr. Chard’s termination due to a Change in Control that occurs prior to the vesting date.

The severance benefits provided to our former CHRO under her offer letter consist of a payment equal to one year of base salary.

Our other named executive officers do not have severance agreements, and would be entitled to severance benefits only under any general severance policy that we may put in place from time to time or as are determined at the time of their termination.

Other Compensation

In 2018, we provided to our NEOs group health, life, and disability insurance coverage, each on the same terms as is provided to all of the Company’s employees. We also provided relocation benefits to Daniel R. Chard, our CEO, and Nicholas M. Johnson, our Executive Vice President, Coach Success & Market President, OPTAVIA USA. Additionally, all executives with the exception of our CEO were provided a discretionary holiday bonus, equivalent to one-week of pay, which was provided to all company employees in December 2018.

Stock Ownership Guidelines

Our Compensation Committee adopted stock ownership guidelines in 2016. We believe that these stock ownership guidelines will help to align the interests of our executive officers and non-employee directors with the interests of our stockholders by requiring our executive officers and non-employee directors to accumulate and maintain a significant ownership stake in our Company.

Within five years of becoming subject to the stock ownership guidelines, each executive officer and non-employee director must meet the following stock ownership requirements:

Position	Target Value of Stock Held

Chief Executive Officer	5x annual salary

Direct reports to CEO	3x annual salary

Other Section 16 Officers	1x annual salary

Non-Employee Directors	3x regular quarterly meeting fees for one year of service

Stock held directly by the executive officer or director will be considered in determining compliance with the guidelines, as will restricted shares, shares received upon the exercise of stock options, shares underlying performance-based deferred shares (if the performance criteria have been satisfied), and shares held by an affiliate for the benefit of the individual. Unvested stock options will not be considered, but vested stock options will be treated as the equivalent to one half of a share.

Until the executive officer or non-employee director satisfies the ownership guidelines, he or she will be required to hold at least 50% of the shares subject to equity or equity-based awards following vesting (net of exercise price for options and taxes). If an executive officer or director fails to meet the ownership guidelines within five years of becoming subject to them, he or she will be required to continue to hold all of his or her shares of our stock, including shares subject to equity or equity-based awards following vesting, until he or she is in compliance with the guidelines. All NEO’s are in compliance with or making reasonable progress towards meeting these guidelines.

Clawback Policy

During 2016, we formalized a clawback policy that applies to all of our current and former executive officers, and any other senior executives or employees who are deemed subject to the policy by the Board. This policy provides that, in the event that we are required to prepare an accounting restatement of our financial statements due to our non-compliance with any financial reporting requirement, the Board will require reimbursement or forfeiture of all or a portion of all incentive compensation received by a covered executive during the three-year period prior to the restatement provided that, for senior executives or employees, the Board determines that the employee engaged in negligence, misconduct, wrongdoing or a violation of any of the Company’s rules or of any applicable legal or regulatory requirements in the course of such employee’s employment with the Company or a breach of fiduciary duty to the Company by the employee. In addition, if the Board determines that an executive officer has breached his or her fiduciary duties of care and loyalty, the Board may seek to recoup incentive compensation from such executive officer.

Anti-Hedging Policy

Our insider trading policy contains a strict anti-hedging policy. Our executives and directors are prohibited from engaging in hedging, monetization transactions or similar arrangements involving our stock, including short sales, margin transactions, and buying put or call options.

Anti-Pledging Policy

During 2016, we adopted an anti-pledging policy that prohibits our executives and non-employee directors from pledging our stock as collateral for a loan or holding our securities in a margin account. This policy applies to any pledges of our securities after the policy was adopted, but any stock that was pledged at the time is exempt. However, once the stock that is currently pledged is released from its pledge, the executive or director is prohibited from re-pledging the stock.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was an officer or employee while serving on the Compensation Committee during Fiscal 2018, or has ever been an officer of Medifast or its subsidiaries. No executive officer of Medifast has served as a director or a member of the Compensation Committee of another entity that has one or more executive officers who are also members of our Board or Compensation Committee.

Compensation Committee Report

We have reviewed and discussed with management certain Compensation Discussion and Analysis provisions to be included in the Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. Based on the review and discussions referred to above, we recommend to the Board that the Compensation Discussion and Analysis referred to above be included in the Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the year-ended December 31, 2018.

The Compensation Committee,

Carl E. Sassano, Chairman

Scott Schlackman

Constance J. Hallquist

ANALYSIS OF RISK INHERENT IN OUR COMPENSATION POLICIES AND PRACTICES

The Compensation Committee has conducted a risk assessment of all of our compensation policies and practices to ensure that they do not foster risk taking above the level of risk associated with our business model. Based upon that review and a review by management of the Company’s internal controls, the Compensation Committee has concluded that the Company’s compensation programs do not encourage executives or other employees to take inappropriate risks that are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee based its conclusion on a variety of factors, including the following specific aspects of the Company’s compensation practices:

•	Our annual incentive compensation program is based on balanced performance metrics that promote disciplined progress towards longer-term Company goals;

•	We do not offer significant short-term incentives that might drive high-risk investments at the expense of long-term Company and stockholder value;

•	At the senior management and executive levels, our compensation programs are weighted towards offering incentives that reward sustainable performance by requiring continued service to receive payment; and

•	All of our compensation awards are capped at reasonable and sustainable levels, as determined by a review of our economic position and prospects, as well as the compensation offered within our peer group and by comparable companies.

EXECUTIVE AND DIRECTOR COMPENSATION TABLES

Summary Compensation Table (2018, 2017, and 2016)

The following table sets forth the annual and long-term compensation for the last three fiscal years of the Company’s Chief Executive Officer, the Chief Financial Officer, the Executive Vice President of Information Technology, the former Chief Human Resources Officer, and the Executive Vice President, Coach Success & Market President, OPTAVIA USA. These individuals are our “Named Executive Officers” for fiscal year 2018. Mr. Chard joined the Company on October 3, 2016, and Messrs. Baker and Johnson and Ms. Lawler were not Named Executive Officers prior to 2018.

Name and Principal		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)	($)(5)	($)
Daniel R. Chard	2018	675,000	-	-	-	1,350,000	193,375	2,218,375
Chief Executive Officer	2017	650,000	-	-	-	884,000	88,197	1,622,197
	2016	172,268	-	2,582,603	-	154,375	88,193	2,997,438

Timothy G. Robinson	2018	366,598	-	85,350	75,646	513,237	26,353	1,066,642
Chief Financial Officer	2017	352,498	-	623,443	109,992	335,578	33,772	1,455,283
	2016	331,206	-	277,685	-	195,072	43,023	846,986

William Baker IV	2018	318,080	-	28,672	25,215	286,272	20,507	678,746
Executive Vice President Information Technology

Frances S. Lawler	2018	53,654	50,000	207,600	-	310,000	6,942	628,196
Former Chief Human Resources Officer

Nicholas M. Johnson	2018	198,692	-	337,778	500,255	124,274	139,991	1,300,991
Executive Vice President, Coach Success & Market President, OPTAVIA USA

(1)	Ms. Lawler was hired on October 15, 2018, and Mr. Johnson was hired on January 5, 2018. The base salary reflected in this column represents base salary for the portion of the year that they were employed by the Company.

(2)	Ms. Lawler was paid a $50,000 sign-on bonus in connection with her hiring in 2018.

(3)	Amounts shown represent the aggregate grant date fair value of the stock awards in the year indicated, computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in these columns, see Note 8 of the Notes to Consolidated Financial Statements included in the 2018 Annual Report. The values do not correspond to the actual value that will be recognized by the named executives at the time such awards vest. The stock awards granted to Ms. Lawler were forfeited on her termination of employment in April 2019.

(4)	Amounts shown represent the aggregate grant date fair value of the option awards in the year indicated, computed in accordance with FASB ASC Topic 718. The values do not correspond to the actual value that will be recognized by the named executives at the time such units vest.

(5)

Amounts reported in this column represent accrued cash dividends on unvested deferred shares, the Company’s matching contributions under the 401(K) plan, holiday bonuses consistent with those provided to other employees generally, relocation expenses, contributions to group term life insurance and health savings accounts.

Mr. Chard’s all other compensation total includes group term life insurance contributions, $11,000 in matched 401(k) plan contributions made by the Company, and $168,667 in relocation expenses reimbursed by the Company, and $11,725 in accrued cash dividends on unvested restricted shares, which will be paid when and if the underlying awards vest.

Mr. Robinson’s all other compensation total includes health savings account contributions, group term life insurance contributions, $7,050 for an employee holiday bonus, $11,000 in matched 401(K) plan contributions made by the Company, and $5,900 in accrued cash dividends on unvested restricted shares, which will be paid when and if the underlying awards vest.

Mr. Baker’s all other compensation total includes group term life insurance contributions, $6,117 for an employee holiday bonus, $11,000 in matched 401(K) plan contributions made by the Company, and $3,075 in accrued cash dividends on unvested restricted shares, which will be paid when and if the underlying awards vest.

Ms. Lawler’s all other compensation total includes health savings account contributions, group term life insurance contributions, $5,962 for an employee holiday bonus, and $750 in accrued cash dividends on unvested restricted shares, which will be paid when and if the underlying awards vest.

Mr. Johnson's all other compensation includes health savings account contribution, group term life insurance contributions, $4,169 for an employee holiday bonus, $4,039 in matched 401(K) plan contributions made by Company, and $115,293 in relocation expenses reimbursed by the Company, and $9,884 in accrued cash dividends on unvested restricted shares, which will be paid when and if the underlying awards vest.

2018 Grants of Plan-Based Awards Table

The following table outlines the cash incentive awards and equity-based awards granted to the named executive officers during fiscal 2018. All equity-based awards were granted under the 2012 Plan, which was approved by stockholders.

		Estimated Future Payouts Under Non-Equity Incentive Plan (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)(2)	Options (#)(3)	Awards ($/Sh)	and Option Awards (4)
Daniel R. Chard	02/07/2018	325,000	650,000	1,300,000	-	-	-	-	-	-	-

Timothy G.	02/07/2018	128,309	256,619	513,237	-	-	-	-	-	-	-
Robinson	02/07/2018	-	-	-	-	-	-	1,280	-	-	85,350
	02/07/2018	-	-	-	-	-	-	-	4,500	66.68	75,645

William Baker	02/07/2018	71,568	143,136	286,272	-	-	-	-	-	-	-
IV	02/07/2018	-	-	-	-	-	-	430	-	-	28,672
	02/07/2018	-	-	-	-	-	-	-	1,500	66.68	25,215

Frances S.	10/15/2018	77,500	155,000	310,000	-	-	-	-	-	-	-
Lawler	10/15/2018	-	-	-	-	-	-	1,000	-	-	207,600

Nicholas M.	02/07/2018	31,500	63,000	126,000	-	-	-	-	-	-
Johnson	02/07/2018	-	-	-	-	-	-	4,240	-	-	282,723
	06/13/2018	-	-	-	-	-	-	350	-	-	55,055
	02/07/2018	-	-	-	-	-	-	-	26,390	66.68	479,242
	02/07/2018	-	-	-	-	-	-	-	1,250	66.68	21,013

(1)	The amount included in these columns is the threshold, target, and maximum cash value payable to each named executive officer under the 2018 annual incentive bonus. Each amount represents the individual’s current salary multiplied by their bonus opportunity. A more detailed description of the terms of the 2018 annual incentive bonus is included above under the heading “Annual Incentive Bonus.” The actual payout amounts with respect to the 2018 annual incentive bonus is set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	The stock awards vest in three equal annual installments on each of the first three anniversaries of the date of grant. The stock awards granted to Ms. Lawler were forfeited on her termination of employment in April 2019.

(3)	The stock options vest in three annual installments on each of the first three anniversaries of the date of grant. Mr. Johnson’s stock options received two grants on February 7, 2018 and vest as follows: (i) 26,390 on each of the first five anniversaries of the date of grant and (ii) 1,250 vest as follows: 416 on February 7, 2019 and 417 on February 7, 2020 and 2021, respectively.

(4)	The amounts included in this column are the dollar amounts representing the grant date fair value of each stock option, restricted share, or performance-based deferred share, as applicable, calculated in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures), and do not represent the actual value that may be recognized by the named executive officers upon option exercise or vesting of restricted shares or deferred shares.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Agreements With Named Executive Officers

We entered into an employment agreement with Mr. Chard in connection with his hiring on October 3, 2016. This letter agreement sets forth Mr. Chard’s initial base salary of $650,000 and target bonus of 100% of base salary. The letter agreement also provides Mr. Chard with a sign-on equity award of 16,061 restricted shares that vest in equal annual installments on the first three anniversaries of his date of hire, and up to 210,000 deferred shares, that vest on December 31, 2019 based on the achievement of certain performance goals. The letter agreement also provides Mr. Chard with up to $175,000 in relocation reimbursement for qualified moving expenses, which was required to be paid back in full if his employment terminated within one year other than due to a termination by Medifast without cause or his resignation for good reason.

The letter agreement also provides for severance payments and benefits upon certain terminations of employment, which are described in further detail below under the heading “Potential Payments Upon Termination or Change in Control.”

We have entered into severance agreements with Mr. Robinson, and a letter agreement with Mr. Chard which provide for severance payments and benefits upon certain terminations of employment, which are described in further detail below under the heading “Potential Payments Upon Termination or Change in Control.”

Annual Incentive Bonus

Our annual incentive bonus is paid in cash based on the achievement of company performance targets. A more detailed discussion of our annual incentive bonus, including 2018 performance results, is included above under the heading “Annual Incentive Bonus”.

Outstanding Equity Awards at 2018 Fiscal Year-End Table

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock that have not Vested	Number of Unearned Shares or Units of Stock That Have Not Vested	Market Value of Unearned Shares or Units of Stock that have not Vested
Name	Exercisable	Un-exercisable		($)	Date	(#)		($)(1)	(#)(2)	($)(1)(2)
Daniel R. Chard	-	-		-	-	5,354	(3)	669,357	210,000	26,254,200

Timothy G.		5,000	(4)	44.73	02/16/2027	1,280	(5)	160,026	37,950	4,744,509
Robinson	-	4,500	(6)	66.68	02/07/2028	1,414	(7)	176,778	-	-

William Baker IV	-	2,500	(8)	44.73	02/16/2027	430	(9)	53,759	12,675	1,584,629
	-	1,500	(10)	66.68	02/07/2028	500	(11)	62,510	-	-
	-	-		-	-	474	(12)	59,259	-	-

Frances S. Lawler	-	-		-	-	1,000	(13)	125,020	-	-

Nicholas M.	-	26,390	(14)	66.68	02/07/2028	4,240	(15)	530,085	-	-
Johnson	-	1,250	(16)	66.68	02/07/2028	350	(17)	43,757	-	-

(1)	The market value of shares of stock that have not vested is based on the closing price of our common stock on December 31, 2018, or $125.02 per share.

(2)	The number of shares and the market value of the performance-based deferred share awards is based on the maximum performance level. The threshold performance level was reached during 2018. A more detailed description of the terms of these deferred shares is included above under the heading “Long-Term Compensation.”

(3)	The restricted stock will vest on October 3, 2019.

(4)	The stock options will vest in two equal annual installments on February 7, 2020 and 2021, respectively.

(5)	The restricted shares will vest in annual installments of 426 shares on February 7, 2019; 427 shares on February 7, 2020; and 427 shares on February 7, 2021.

(6)	The stock options will vest in three equal annual installments on February 7, 2019, 2020, and 2021, respectively.

(7)	The restricted shares will vest in two equal annual installments on February 16, 2019 and 2020, respectively.

(8)	The stock options will vest in annual installments of 833 on February 16, 2018, and 833 on February 16, 2019, and 834 on February 16, 2020.

(9)	The restricted shares will vest in annual installments of 143 shares on February 7, 2019, and 143 shares on February 7, 2020, and 144 shares on February 7, 2021.

(10)	The stock options will vest in three equal annual installments on February 7, 2019, 2020, and 2021, respectively.

(11)	The restricted shares will vest on August 1, 2019.

(12)	The restricted shares will vest in two equal annual installments on February 16, 2019, and 2020, respectively.

(13)	The restricted shares will vest in annual installments of 333 shares on October 15, 2019, and 333 shares on October 15, 2020; and 334 shares on October 15, 2021. These awards were forfeited upon Ms. Lawler’s termination of employment in April 2019.

(14)	The stock options will vest in five equal annual installments on February 7, 2019, 2020, 2021, 2022, and 2023, respectively.

(15)	The restricted shares will vest in five equal annual installments on February 7, 2019, 2020, 2021, 2022, and 2023, respectively.

(16)	The stock options will vest in annual installments of 416 on February 7, 2019, and 417 on February 7, 2020, and 417 on February 7, 2021.

(17)	The restricted shares will vest in five equal annual installments on February 7, 2019, 2020, 2021, 2022, and 2023, respectively.

2018 Option Exercises and Stock Vested Table

The following table sets forth information regarding stock vesting for the Named Executive Officers during 2018, and the resulting value realized.

	Option Awards		Stock Awards
Name	Number of Shares Acquired (#)	Value Realized ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Daniel R. Chard	-	-	5,354	1,178,415

Timothy G. Robinson	2,500	271,450	706	48,792
	-	-	1,334	92,193

William Baker IV	-	-	500	84,735
	-	-	236	16,310

Frances S. Lawler	-	-	-	-

Nicholas M. Johnson	-	-	-	-

(1)	Represents the excess of the fair market value of our common stock on the date of exercise over the exercise price.

(2)	Represents the number of shares vested multiplied by the fair market value of the common stock on the vesting date.

Potential Payments upon Termination or Change in Control

Mr. Chard

We entered into a letter agreement with Mr. Chard on October 3, 2016 that provides Mr. Chard with certain payment and benefits upon his termination of employment. Under the agreement, if Mr. Chard’s employment is terminated by the Company without Cause, by Mr. Chard for Good Reason, or for certain reasons within the six (6) months following a Change in Control, subject to his execution of a release of claims in favor of the Company, he will be eligible to receive the following as severance:

i.	Mr. Chard’s then-current annual salary plus an amount equal to Mr. Chard’s target bonus, which will be paid in a lump sum on the sixtieth (60th) day following termination;

ii.	All outstanding equity awards will accelerate and vest (with the exception of the performance-based deferred shares granted in connection with Mr. Chard’s hiring); and

iii.	Company-provided medical and dental benefits for a period of one (1) year following the termination date.

The 210,000 performance-based deferred shares granted to Mr. Chard in connection with his hiring will accelerate and vest only upon Mr. Chard’s termination due to a Change in Control that occurs prior to December 31, 2019, at which time the 210,000 shares will be reduced by the time period that he was not employed and calculated on a pro rata basis.

For purposes of this agreement, the Company will have “Cause” to terminate Mr. Chard’s employment if any of the following occur:

•	Gross negligence or willful and continued failure by Mr. Chard to substantially perform his material duties and responsibilities;

•	Mr. Chard’s indictment or conviction for, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude;

•	Any acts constituting fraud, embezzlement or misappropriation of any amounts of money or other assets or property of the Company;

•	Mr. Chard’s material breach of the Agreement; or

•	Any chemical dependency by Mr. Chard that has a material adverse effect on the operations or financial condition of the Company.

For purposes of this agreement, Mr. Chard will be deemed to have “Good Reason” to terminate his employment if any of the following occur:

•	The Company fails to elect, reelect, or otherwise maintain Mr. Chard in the office of Chief Executive Officer;

•	Mr. Chard is assigned material duties inconsistent with the position of Chief Executive Officer or Mr. Chard suffers a material reduction in any of the duties, authorities, and/or responsibilities attached to the office of Chief Executive Officer;

•	There is a material reduction in Mr. Chard’s base salary or a material change to his target bonus or the performance-based deferred shares or other benefits that results in a material reduction in his compensation;

•	The Company requires Mr. Chard to relocate to a location which is more than 50 miles from the location he was previously providing services;

•	The Company pursues a line of business that violates, or could violate, a non-compete or non-solicitation provision of an employment agreement with Mr. Chard’s former employers: No Skin Enterprises, Inc. or Blyth, Inc.; or

•	The Company breaches an agreement with Mr. Chard.

For purposes of this agreement, a “Change in Control” will be deemed to occur if there is a material change in Mr. Chard’s title and/or job duties and one of the following occurs:

•	A merger, consolidation or other business combination or reorganization occurs in which the members of the Board immediately before the transaction do not constitute a majority of the members of the Board of the surviving company, or the stockholders of the Company immediately before such transaction do not hold 51% or more of the voting power of securities of the surviving company;

•	There is a sale, exchange, transfer or other disposition of substantially all of the assets of the Company to another entity;

•	A plan of liquidation or dissolution, other than pursuant to bankruptcy or insolvency, is adopted;

•	During a period of two consecutive years, individuals who at the beginning of such period constitute the Board cease to constitute a majority of such Board (unless the election or nomination of each new director was approved by a vote of at least 51% of the directors who were directors at the beginning of such period); or

•	There is a merger, consolidation or other business combination or reorganization to which the Company is a party which causes a material change to Mr. Chard’s job duties, responsibilities, title and reporting responsibilities.

The payments and benefits to be provided under the agreement are subject to certain confidentiality, non-solicitation, and non-disparagement provisions.

Mr. Robinson

On June 19, 2013, the Company executed a severance agreement with Mr. Robinson, the Company’s CFO.

Under the terms of this agreement, in the event of a termination of employment by the Company without “Cause”, or by the executive with “Good Reason,” the officer would be eligible to receive the following as severance (in addition to receiving all accrued but unpaid salary and accrued vacation as of the termination date):

i.	the executive’s then-current annual salary, which will be paid in accordance with the Company’s regular payroll practices, for a period of one (1) year following the date of termination;

ii.	the annual bonus, including any cash or stock that the executive would have been entitled to had he been employed for the entire calendar year (provided that the related performance metrics are satisfied), at the target level, which will be paid when such consideration is normally paid to executives in accordance with the Company’s regular practices; and

iii.	continued coverage under the Company’s health, disability, and other insurance benefits for a period of one (1) year following the termination date.

In addition, under the terms of this agreement, and notwithstanding anything to the contrary in the Company’s 2012 Plan or in any other agreement between the executive and the Company, upon the occurrence of a “Change of Control” as defined in the 2012 Plan, any and all awards previously granted under the plan will become immediately and fully vested and, to the extent applicable, exercisable as of the date immediately prior to such Change of Control.

For purposes of this agreement, the Company will have “Cause” to terminate the executive’s employment in the event that the executive violates any material provision of the Company’s Code of Conduct and Business Ethics.

For purposes of this agreement, the executive will be deemed to have “Good Reason” to terminate his employment if any of the following occur:

•	A material diminution in title, status, authority, duties or responsibilities, including the imposition of any requirement that the executive report to a person other than the CEO;

•	Any material reduction in compensation from the executive’s current total compensation, including current base salary and bonuses;

•	The Company’s breach of any of its obligations under the agreement, provided, however, if cure is possible, the failure by the Company to cure the circumstance or breach within 30 days after receiving notice from the executive;

•	The relocation of the executive’s work location by more than 50 miles from the current location in Baltimore, Maryland; and

•	The failure by any successor of the Company to assume in writing the Company’s obligations under this agreement.

The payments and benefits to be provided under these agreements are subject to certain confidentiality, non-solicitation, and non-disparagement provisions.

Ms. Lawler

We entered into a letter agreement with Ms. Lawler on October 15, 2018 that provided Ms. Lawler with payment of twelve months of salary continuation upon her termination of employment by the Company without Cause. Ms. Lawler was provided these severance benefits upon her termination of employment in April 2019.

Potential Payments Upon Termination or Change in Control Table

The table below details the payments and benefits that would be provided to each of our named executive officers (other than Messrs. Baker and Johnson) if he or she was terminated by the Company without Cause or terminated employment for Good Reason, or if a Change in Control occurred, in each case on December 31, 2018.

Name	Severance	Annual Cash Bonus (1)	Health, Disability and Insurance Benefits	Restricted Shares (2) (unvested)	Performance- Based Shares (2) (unvested)	Stock Options (2) (unvested)
Daniel R. Chard
Termination Without Cause or for Good Reason	$675,000	$675,000	$22,546	$669,357	-	-
Termination Without Cause or for Good Reason Following a Change in Control	$675,000	$675,000	$22,546	$669,357	$18,175,982	-
Change in Control (single trigger)	-	-	-	-	-	-

Timothy G. Robinson
Termination Without Cause or for Good Reason	$366,598	$256,619	$23,196	$336,804	-	$523,710
Termination Without Cause or for Good Reason Following a Change in Control	$366,598	$256,619	$23,196	$336,804	$4,744,509	$523,710
Change in Control (single trigger)(3)	-	-	-	$336,804	$4,744,509	$523,710

William Baker IV
Termination Without Cause	-	-	-	-	-	-
Termination Without Cause Following a Change in Control	-	-	-	$172,528	$1,032,730	211,845
Change in Control (single trigger)	-	-	-	-	-	-

Frances S. Lawler (4)
Termination Without Cause	$310,000	-	-	-	-	-

Nicholas M. Johnson
Termination Without Cause	-	-	-	-	-	-
Termination Without Cause Following a Change in Control	-	-	-	$573,842	-	$1,843,035
Change in Control (single trigger)	-	-	-	-	-	-

(1)	The annual cash bonus reflects the target cash bonus that the executive would have been entitled to receive under our 2017 Annual Incentive Bonus program, without pro-ration since the assumed date of termination is also the last day of the fiscal year.

(2)	The value of the restricted shares, performance-based shares, and stock options that would be accelerated upon a termination of employment is based on the value of our common stock on December 31, 2018, which was $125.02. The restricted shares column represents the grants outlined in the Outstanding Equity Awards table above. For Mr. Chard, the number of performance-based deferred shares that would accelerate upon a termination following a Change in Control that occurred on December 31, 2018 is based on the total stockholder return for the period from October 3, 2016 and December 31, 2018, pro-rated for the portion of the performance period that Mr. Chard was employed with the Company. For Mr. Robinson, the number of performance-based deferred shares that would accelerate upon a termination following a Change in Control that occurred on December 31, 2018 is based on the maximum level of performance.

(3)	The single trigger for equity awards included in the severance agreement with Mr. Robinson is a legacy practice, and new severance agreements do not include this single trigger for equity awards. The 2012 Plan provides that, for awards granted on or after June 17, 2014, awards will only accelerate and vest if they are not assumed by a successor or substituted with successor awards, or if the grantee is terminated without cause (as defined in the 2012 Plan) within 24 months following the change in control.

(4)	The amounts disclosed with respect to Ms. Lawler represent the severance benefits that she accrued upon her termination of employment in April 2019.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees and the annual total compensation of Mr. Daniel Chard, our CEO. For FY18, the annual total compensation of our CEO was $2,218,375 (base salary and incentive pay) and the annual total compensation of the median employee of our company (other than our CEO) was $57,196. As a result, the ratio between our CEO’s annual total compensation and the annual total compensation of the median employee of our company (other than our CEO) was 39 to 1.

We identified the median employee by examining the 2018 total cash compensation for all individuals, excluding our CEO, who were employed by us on December 31, 2018, the last day of our payroll year. We included all employees, whether employed on a full-time, part-time, seasonal or temporary basis.  For our newly hired permanent full-time or part-time employees that were employed for less than the full year, we annualized their 2018 total compensation. However, for our temporary and seasonal employees, we did not annualize their 2018 total compensation, but rather reflected their actual earnings in our compensation calculation as required by the Disclosure Rule.

In determining the median employee, we considered the total cash compensation for each active employee as of December 31, 2018, including regular pay, overtime pay, shift pay, regular exception pay (holiday, paid time off or PTO, jury, short-term disability, bereavement etc.), production and other incentives such as employee cash referral awards, bonuses paid (signing, discretionary, performance), stock dividends, and imputed value of company-provided group term life insurance.

DIRECTOR COMPENSATION

We use cash and stock-based compensation to attract and retain qualified individuals to serve on our Board. The non-employee directors of Medifast receive an annual stock grant for their service on the Board. In the fiscal year ending December 31, 2018, directors (other than Mr. Xian) were given the option to receive either 1,280 restricted shares and a quarterly cash retainer of $5,000 (for the Lead Director, 1,380 shares and $7,500 quarterly cash retainer; and for the non-executive Chairman of the Board, 1,280 shares and a $110,000 annual retainer), or to receive all compensation in the form of restricted shares with the grant date 20-day average share price used to determine the total number of shares granted, at their election. Each of our non-employee directors other than Messrs. Connolly, Sassano, MacDonald, Welling, and Xian elected to receive all of their compensation in the form of restricted shares. The restricted shares were granted at the February meeting of the Board and vest on June 30, 2019. Mr. Xian is a resident of China and, as such, did not receive restricted shares under our director compensation program. Instead, all fees to Mr. Xian are paid in cash. Each non-employee director also received between $500 and $4,000 for attending a quarterly committee meeting (depending on the committee and the position held), which he or she could also elect to receive in the form of shares.

The following table contains information concerning the compensation of our non-employee Directors during 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Jeffrey J. Brown	-	124,025	124,025
Kevin G. Byrnes	-	107,955	107,955
Charles P. Connolly(2)	19,000	42,675	61,675
Constance J. Hallquist	-	107,955	107,955
Michael A. Hoer	-	62,920	62,920
Michael C. MacDonald	110,000	85,350	195,350
Carl E. Sassano	28,000	85,350	113,350
Scott Schlackman		107,955	107,955
Glenn W. Welling(3)	6,500	-	6,500
Ming Xian	56,000	-	56,000

(1)	Amounts are calculated based on the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718, “Stock Compensation,” excluding the effect of estimated forfeitures. The assumptions and methodologies used to calculate these amounts are discussed in Note 8 to our Consolidated Financial Statements included in the 2016 Annual Report.

(2)	Mr. Connolly did not stand for re-election in 2018 and left the Board effective June13, 2018.

(3)	Mr. Welling resigned as a director effective March 6, 2018.

 Our non-employee directors held the following outstanding awards as of December 31, 2018:

Name	Outstanding Restricted Share Awards (#)	Outstanding Stock Option Awards (#)
Jeffrey J. Brown	1,860	1,667
Kevin G. Byrnes	1,619	12,917
Charles P. Connolly(1)	-	-
Constance J. Hallquist	1,619	7,500
Michael A. Hoer	400	-
Michael C. MacDonald	31,695	-
Carl E. Sassano	1,280	5,486
Scott Schlackman	1,619	7,500
Glenn W. Welling(2)	-	-
Ming Xian	-	-

(1)	Mr. Connolly did not stand for re-election in 2018 and left the Board effective June 13, 2018.
(2)	Mr. Welling resigned as a director effective March 6, 2018.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019

The Audit Committee has appointed RSM US LLP, as the Company’s independent registered public accounting firm for Fiscal Year 2019. The appointment was made by the Audit Committee of the Board. The appointment of RSM as the Company’s independent registered public accounting firm is subject to ratification by the Company’s stockholders at the Annual Meeting. Representatives of RSM will be present at the Annual Meeting and will be given an opportunity to make a statement. Such representatives will also be available to respond to appropriate questions.

The Board recommends that the stockholders ratify the appointment of RSM as the Company’s independent registered public accounting firm for Fiscal Year 2019 by adopting the following resolution at the Annual Meeting:

“RESOLVED, that the appointment of RSM as the independent registered public accounting firm for this Company for the fiscal year ended December 31, 2019, is hereby APPROVED, RATIFIED, AND CONFIRMED.”

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF RSM US LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDED DECEMBER 31, 2019.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in oversight of (i) risks related to the integrity of the Company’s financial statements; (ii) the performance of the independent registered public accounting firm; (iii) the independent registered public accounting firm’s qualification and independence; and such other matters as are described in the Committee’s Charter. In addition to discussions with the CEO, Chief Financial Officer (“CFO”) and other members of Management regarding the preparation of the Company’s financial statements and operating results, the Audit Committee received periodic reports from the Company’s Internal Audit and Legal departments. Such reports addressed, among other matters, ongoing projects, control assessments and audits being conducted by the Internal Audit department, reports to the Company’s compliance hotline and/or issues involving the Company’s Code of Business Conduct, material litigation and significant legal developments involving the Company and/or its subsidiaries, and proposed organizational changes. The Audit Committee also received periodic routine reports regarding the Company’s efforts to comply with Section 404 of the Sarbanes-Oxley Act and efforts related to the completion and periodic filings of the Company’s financial statements with the SEC. In addition to the scheduled meetings of the Audit Committee, the members of the Audit Committee held periodic telephonic discussions and/or in-person meetings with Management regarding various subjects. Such informal periodic meetings and discussions permit the Audit Committee to provide advice and assistance to Management on a more frequent basis than the regularly scheduled meetings of the Audit Committee.

The meetings of the Audit Committee also were designed to facilitate and encourage communication among the Committee, the Company, and the Company’s independent registered public accounting firm, RSM. The Audit Committee discussed with RSM the overall scope and plans for the integrated audit of the Company’s financial statements, and met with RSM with and without Management present, to discuss the results of their audits and evaluations of the Company’s internal controls, and to discuss the efforts expended by the Company in connection with the preparation and filing of the financial statements.

Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. Neither the Audit Committee nor RSM are responsible for the preparation of the Company’s consolidated financial statements, its operating results or for the appropriate safekeeping of the Company’s assets. RSM’s responsibility is to attest to the Company’s fair presentation of the consolidated financial statements and attest to the effectiveness of internal controls over financial reporting. The independent registered public accounting firm is accountable to the Audit Committee, and the Audit Committee has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent registered public accounting firm. The role of the Audit Committee is to be satisfied that both the Company and the independent registered public accounting firm discharge their respective responsibilities effectively.

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2018 with Management and RSM. In addition, the Audit Committee has discussed with RSM the matters required to be discussed by Auditing Standards No. 1301, “Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (the “PCAOB”).

RSM has provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with RSM that firm’s independence from the Company. The Audit Committee has concluded that RSM’s provision of audit services to the Company is compatible with RSM’s independence. The Audit Committee also reviewed and approved, among other things, the amount of fees paid to RSM for audit and non-audit services. For further information regarding these fees, please see the fees chart located in Information Regarding the Independent Registered Public Accounting Firm’s Fees, Services and Independence .

Based on its review and the meetings, discussions and reports described above, and subject to the limitations on its role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2018, be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

The Audit Committee,

Jeffrey J. Brown, Chairman
Kevin G. Byrnes

Michael A. Hoer

INFORMATION REGARDING THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES, SERVICES, AND INDEPENDENCE

The following table outlines the aggregate fees billed to the Company for the fiscal years ended December 31, 2018 and 2017 by the Company’s principal accounting firm, RSM.

	2018	2017
Audit Fees	$553,000	$434,000
Audit Related Fees	-	-
Tax Fees	148,000	216,000
All Other Fees	2,000	11,000
Total Fees	$703,000	$661,000

Audit Fees: The amounts noted above for Audit Fees consist of fees for professional services rendered for the audit of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K, including the audit of internal controls required by Section 404 of the Sarbanes-Oxley Act of 2002, and the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

Tax Fees: The amounts noted above for Tax Fees include tax compliance services.

All Other Fees: The amounts noted above for All Other Fees include fees incurred for the review of the Company’s annual Franchise Disclosure Document and other services not reported above.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accountant

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accountant. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accountant.

Under the policy, pre-approval is generally provided for work associated with the following:

•	registration statements under the Securities Act of 1933 (for example, comfort letters or consents);

•	due diligence work for potential acquisitions or dispositions;

•	attest services not required by statute or regulation;

•	adoption of new accounting pronouncements or auditing and disclosure requirements, and accounting or regulatory consultations;

•	internal control reviews and assistance with internal control reporting requirements;

•	review of information systems security and controls;

•	tax compliance, tax planning, and related tax services, excluding any tax service prohibited by regulatory or other oversight authorities; expatriate and other individual tax services; and

•	assistance and consultation on questions raised by regulatory agencies.

For each proposed service, the independent registered public accountant is required to provide detailed back-up documentation at the time of approval to permit the Audit Committee to make a determination whether the provision of such services would impair the independent registered public accountant’s independence.

The Audit Committee has approved in advance certain permitted services whose scope is routine across business units, including statutory or other financial audit work for non-U.S. subsidiaries that is not required for Exchange Act audits.

The Audit Committee pre-approved all audit, audit-related, tax, and other services provided by RSM during fiscal year 2018 in accordance with this policy.

PROPOSAL 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14 of the Exchange Act, and as a matter of good governance, Medifast is asking its stockholders to cast a non-binding, advisory vote to approve the fiscal year 2018 compensation of our named executive officers as disclosed in this Proxy Statement (our “NEOs”). This Proposal, commonly known as “say-on-pay,” gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation programs.

Our executive compensation program is designed to attract, motivate and retain key employees who are critical to our success and align their interests with those of our stockholders. Through our executive compensation program, executive officers, including our NEOs, are motivated to achieve specific financial and strategic objectives that are expected to increase stockholder value. We describe this program, including how it links executive compensation to our performance and changes we made with respect to our 2019 executive compensation program following extensive stockholder outreach during 2018, in the Compensation Discussion and Analysis portion of this Proxy Statement. Please read the “Compensation Discussion and Analysis” and the accompanying tables and narrative discussion for additional details about our executive compensation program, including information about the fiscal year 2018 compensation of our NEOs. Biographical information regarding our executive officers is contained in the section titled “Executive Officers” in this Proxy Statement.

Advisory Vote and Board Recommendation; Vote Required

We request stockholder approval of the fiscal year 2018 compensation of our NEOs as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules (which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables, and the narrative discussion that accompanies the compensation tables within the Executive Compensation section of this Proxy Statement). We encourage you to review the Compensation Discussion and Analysis and accompanying compensation tables and narrative discussion elsewhere in this Proxy Statement for a description and analysis of our principal executive compensation actions and decisions for fiscal year 2018.

This vote is not intended to address any specific element of compensation, but rather the overall compensation of our NEOs and the compensation philosophy, policies, practices and disclosures described in this Proxy Statement.

Accordingly, we ask that you vote “FOR” the following resolution at this meeting:

“RESOLVED, that the stockholders of Medifast, Inc. approve, on an advisory basis, the compensation of the named executive officers as disclosed in the company’s Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the accompanying compensation tables and narrative discussion within the Executive Compensation section of the Proxy Statement.”

As an advisory vote, the outcome of the vote on this Proposal is not binding upon us or our Board. However, our Compensation Committee, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by our stockholders in their vote on this Proposal and will carefully consider the outcome of this vote when making future compensation decisions for our executive officers.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATIONS PLANS – DECEMBER 31, 2018

Plan category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights (#)		(b) Weighted-average exercise price of outstanding options, warrants and rights ($)		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)

Equity compensation plans approved by security holders	170,135	(1)	$49.26	(2)	755,005

Equity compensation plans not approved by security holders	210,000	(3)	-		-

1.	Consists of 106,835 shares of our common stock issuable upon the exercise of outstanding stock options and 63,300 shares of our common stock subject to outstanding performance-based deferred share awards under our 2012 Plan.

2.	Excludes 63,300 shares of our common stock subject to outstanding stock awards which do not have an exercise price.

3.	Represents the inducement grant of performance-based deferred shares awarded to Daniel R. Chard in 2016.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the Record Date, information with respect to the beneficial ownership of each person (including any “group” as defined in Section 13(d)(3) of the Exchange Act) known to us to be the beneficial owner of more than 5% of our common stock. The number of shares beneficially owned by each person named in the table below includes any shares for which the person has sole or shared voting power or investment power, and also includes any shares with respect to which the person has the right to acquire sole or shared voting or investment power on or before June 14, 2019 (60 days after April 15, 2019), through the exercise of any stock option, warrant, or other right.

Name of Beneficial Owner	Shares Beneficially Owned	Percent of Outstanding Common Stock (%)(1)

BlackRock, Inc. (2) 40 East 52nd Street New York, NY 10022	1,703,080	14.3%

The Vanguard Group (3) 100 Vanguard Blvd. Malvern, PA 19355	1,347,145	11.6%

Renaissance Funds (4) 800 Third Avenue New York, NY 10022	990,000	8.3%

Dimensional Fund Advisors LP (5) Building One 6300 Bee Cave Road Austin, Texas 78746	658,622	5.5%

1.	Based on 11,897,679 shares outstanding at April 15, 2019. In calculating the percentage of ownership, all shares of our common stock, of which the identified person or group has the right to acquire beneficial ownership on or before June 14, 2019, are deemed to be outstanding for the purpose of computing the percentage of the shares of our common stock owned by that person or group. These shares are not, however, deemed to be outstanding for the purpose of computing the percentage of the shares of our common stock owned by any other person or group.

2.	Based solely on information included in a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 31, 2019. In such filing BlackRock indicates that it has sole voting power with respect to 1,672,331 shares of our common stock and sole dispositive power with respect to 1,703,080 shares of our common stock.

3.	Based solely on information included in a Schedule 13G/A filed with the SEC by The Vanguard Group on February 11, 2019. In such filing The Vanguard Group indicates that it has sole voting power with respect to 24,135 shares of our common stock, shared voting power with respect to 5,204 shares of our common stock, sole dispositive power with respect to 1,347,806 shares of our common stock, and shared dispositive power with respect to 28,339 shares of our common stock.

4.	Based solely on information included in a Schedule 13G/A filed with the SEC by Renaissance Technologies LLC (“Renaissance”) and Renaissance Technologies Holdings Corporation (“Renaissance Holdings”) on February 13, 2019. In such filing each of Renaissance and Renaissance Holdings (by virtue of its majority ownership of Renaissance) indicates that it has sole voting power with respect to 936,360 shares of our common stock, sole dispositive power with respect to 977,052 shares of our common stock, and shared dispositive power with respect to 12,948 shares of our common stock.

5.	Based solely on information included in a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP (“Dimensional Fund”) on February 8, 2019. In such filing, Dimensional Fund indicates that it has sole voting power with respect to 619,908 shares of our common stock and sole dispositive power with respect to 658,622 shares of our common stock.

SECURITY OWNERSHIP OF OFFICERS AND DIRECTORS

The following table sets forth, as of the Record Date, information with respect to the beneficial ownership of each of our directors and director nominees, each of the named executive officers set forth in the Summary Compensation Table of this Proxy Statement, and all of our current directors, director nominees and executive officers as a group. The number of shares beneficially owned by each person named in the table below includes any shares for which the person has sole or shared voting power or investment power, and also includes any shares with respect to which the person has the right to acquire sole or shared voting or investment power on or before June 14, 2019 (60 days after April 15, 2019), through the exercise of any stock option, warrant, or other right. Unless we indicate otherwise, each person has sole investment and/or voting power with respect to the shares set forth in the following tables.

Except as otherwise indicated, the address for each person below is c/o Medifast, Inc., 100 International Drive, 18th Floor, Baltimore, Maryland 21202.

Name of Beneficial Owner	Title	Shares Beneficially Owned	Percent of Outstanding Common Stock (%)(1)

Daniel R. Chard(2)	Chief Executive Officer, Director	20,777	*
Timothy G. Robinson(3)	Chief Financial Officer	30,624	*
William Baker IV(4)	William Baker IV	6,130	*
Frances S. Lawler	Former Chief Human Resources Officer	0	*
Nicholas M. Johnson(5)	Executive Vice President, Coach Success & Market President, OPTAVIA USA	10,342	*
Michael C. MacDonald	Director and Chairman of the Board	294,896	2.5%
Jeffrey J. Brown	Director	26,962	*
Kevin G. Byrnes(6)	Director	21,346	*
Constance J. Hallquist(7)	Director	13,257	*
Michael A. Hoer	Director	1,308	*
Carl E. Sassano	Director	18,642	*
Scott Schlackman(8)	Director	11,055	*
Andrea B. Thomas	Director Nominee	0	*
Ming Xian	Director	0	*
All current directors, nominees, and executive officers as a group (17 persons)(9)			4.0%

*	Shares held represent less than 1% of the total number of outstanding shares of our common stock.

1.	Based on 11,897,679 shares outstanding at April 15, 2019. In calculating the percentage of ownership, all shares of our common stock, of which the identified person or group has the right to acquire beneficial ownership on or before June 14, 2019, are deemed to be outstanding for the purpose of computing the percentage of the shares of our common stock owned by that person or group. These shares are not, however, deemed to be outstanding for the purpose of computing the percentage of the shares of our common stock owned by any other person or group.

2.	This number does not include 210,000 performance-based deferred shares that are eligible to vest December 31, 2019 based on the achievement of certain company performance targets.

3.	Includes 4,000 shares of common stock issuable to Mr. Robinson pursuant to stock options that are currently exercisable or will become exercisable within 60 days of April 15, 2019.

4.	Includes 2,166 shares of common stock issuable to Mr. Baker pursuant to stock options that are currently exercisable or will become exercisable within 60 days of April 15, 2019.

5.	Includes 5,694 shares of common stock issuable to Mr. Johnson pursuant to stock options that are currently exercisable or will become exercisable within 60 days of April 15, 2019.

6.	Includes 12,917 shares of common stock issuable to Mr. Byrnes pursuant to stock options that are currently exercisable or will become exercisable within 60 days of April 15, 2019.

7.	Includes 7,500 shares of common stock issuable to Ms. Hallquist pursuant to stock options that are currently exercisable or will become exercisable within 60 days of April 15, 2019.

8.	Includes 5,000 shares of common stock issuable to Mr. Schlackman pursuant to stock options that are currently exercisable or will become exercisable within 60 days of April 15, 2019.

9.	Includes 41,359 shares of common stock issuable pursuant to stock options that are currently exercisable or will become exercisable within 60 days of April 15, 2019.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of equity securities of the Company. Directors, officers, and greater-than-ten-percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them. We have reviewed copies of reports provided to us, as well as other records and information. Based on that review, we concluded that all reports were timely filed in Fiscal Year 2018, except that Mr. Robinson filed a late Form 4 on February 9, 2018 reporting shares withheld to cover taxes on December 31, 2017; Mr. MacDonald filed a late Form 4 on February 9, 2018 reporting shares withheld to cover taxes on December 31, 2017; Mr. MacDonald filed a late Form 4 on March 13, 2018 reporting the sale of 20,000 shares on March 8, 2018; Mr. Connolly filed a late Form 4 on March 22, 2018 reporting options that were exercised and shares withheld to cover taxes on March 9, 2018; Mr. Robinson filed a late Form 4 on November 12, 2018 reporting options that were exercised and sold on November 7, 2018; and Mr. Brown filed a late Form 4 on December 4, 2018 reporting options that were exercised on November 29, 2018.

ADDITIONAL INFORMATION

Stockholder Proposals and Nominations for Director

If any Stockholder intends to present a proposal to be considered for inclusion in the Company’s proxy material for the 2019 Annual Meeting of Stockholders, the proposal must comply with the requirements of Rule 14a-8 of Regulation 14A of the Exchange Act and must be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid to the General Counsel, Medifast, Inc., 100 International Drive, 18th Floor, Baltimore, Maryland 21202.

Any such proposal must be received at least 120 days before the anniversary of the mailing of the prior year’s proxy material, unless the date of our 2020 Annual Meeting of Stockholders is more than 30 days before or after June 12, 2020, in which case, the proposal must be received a reasonable time before we begin to print and mail our proxy materials. Any such notice must set forth the specific information required by Rule 14a-8 of Regulation 14A of the Exchange Act, including without limitation: (a) the name and address of the stockholder and the text of the proposal to be introduced; (b) the number of shares of our common stock held of record, owned beneficially, and represented by proxy by such stockholder as of the date of such notice; and (c) a representation that the stockholder intends to appear in person or by proxy at the 2019 Annual Meeting of Stockholders to introduce the proposal specified in the notice.

In addition, our Bylaws establish certain requirements for proposals a stockholder wishes to make from the floor of the 2020 Annual Meeting of Stockholders. If the proposal is for a matter other than the nomination of a director for election at the meeting, the proposal must be written and delivered to the Secretary at the address set forth above, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting of stockholders is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered by not earlier than the close of business on the 90th day prior to such annual meeting, and not later than the close of business on the later of the 60th day prior to such annual meeting, or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event will the public announcement of an adjournment or postponement of the annual meeting of stockholders commence a new time period for the giving of a stockholder’s notice as described above. As described in Section 1.2 of our Bylaws, the notice must contain: (a) a reasonably detailed description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of the stockholder giving the notice, and the beneficial owner, if any, on whose behalf the proposal is made; (b) the name and address of the stockholder giving the notice as it appears on the Corporation’s books, and of the beneficial owner, if any, on whose behalf the proposal is made; and (c) the class and number of shares of the Company which are owned beneficially and of record by the stockholder giving the notice, and the beneficial owner, if any, on whose behalf the proposal is made.

Our Bylaws also set forth the procedure for a stockholder’s nomination of directors. As described in Section 1.5 of our Bylaws, nominations of persons for election to the Board of Directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors by any stockholder who is a stockholder of record at the time such person provides the required notice; provided that the notice meets the requirements set forth below, and that they continue to be a stockholder at the time of the meeting. The written notice required with respect to any nomination (including the completed and signed questionnaire, representation, and agreement discussed below) must be given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company (a) with respect to an election to be held at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company, and (b) with respect to an election to be held at a special meeting of stockholders for the election of directors, not less than 90 days nor more than 120 days prior to the date of such special meeting or the close of business on the 10th day following the earlier of (i) the date on which notice of such meeting is first given to stockholders and (ii) the date on which a public announcement of such meeting is first made. In no event will the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period for the giving of a stockholder’s notice as described above. Each such notice must include: (1) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner, if any, on whose behalf the nomination is made, and each person whom the stockholder proposes to nominate for election as a director; (2) the name and address of each stockholder of record who intends to appear in person or by proxy to make the nomination and of the person or persons to be nominated; (3) the consent of each nominee to serve as a director of the Company if so elected; and (4) as to each person whom the stockholder proposes to nominate for election as a director (i) the name of each nominee holder of shares owned beneficially but not of record by such person and the number of shares of stock held by each such nominee holder, (ii) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest, or other transaction has been entered into by or on behalf of such person with respect to stock of the Company, and whether any other agreement, arrangement, or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes for, such person, or to increase the voting power or pecuniary or economic interest of such person with respect to stock of the Company, (iii) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder, and (iv) a completed and signed questionnaire with respect to the background and qualifications of the person the Stockholder proposes to nominate for election as a director and a written representation and agreement (in a form to be provided by the Secretary of the Company).

The required representation and agreement provides that such person (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company, or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director that has not been disclosed therein, and (c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines of the Company.

In addition, Section 1.5(e) of our Bylaws provide that the stockholder’s notice must set forth the following information (regardless of whether the notice pertains to the nomination of directors or the proposal of other business): (a) the name of each nominee holder of shares owned beneficially but not of record by such stockholder, and the number of shares of stock held by each such nominee holder; (b) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such stockholder with respect to stock of the Company, and whether any other agreement, arrangement, or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of such stockholder, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes for, such stockholder or to increase the voting power or pecuniary or economic interest of such stockholder with respect to stock of the Company; (c) a description of all agreements, arrangements, or understandings between such stockholder, and (i) any other person or persons (including their names) in connection with the proposal of such business by such stockholder or (ii) each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, as the case may be, and any material interest of such stockholder in such business or nomination, as the case may be, including any anticipated benefit to the stockholder therefrom; (d) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting or to nominate the persons named in its notice, as the case may be; and (e) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies with respect to business brought at an annual meeting of stockholders or for election of directors, as the case may be, pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder. The chairperson of the 2019Annual Meeting of Stockholders may refuse to acknowledge the introduction of any stockholder proposal or director nomination not made in compliance with the foregoing procedures.

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORTS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements, with respect to two or more stockholders sharing the same address, by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Medifast and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once stockholders have received notice from their broker or us that materials will be sent in the householding manner to the stockholder’s address, householding will continue until otherwise notified or until the stockholder revokes such consent. If, at any time, stockholders no longer wish to participate in householding and would prefer to receive a separate proxy statement, they should notify their broker if shares are held in a brokerage account, or us if holding registered shares.

Any beneficial owner can request (i) to receive a separate copy of an annual report or proxy statement for this meeting, (ii) to receive separate copies of those materials for future meetings, or (iii) if the stockholder shares an address and wishes to request delivery of a single copy of annual reports or proxy statements if now receiving multiple copies of annual reports or proxy statements, you can make your request in writing to your broker.

Charitable Contributions

Under NYSE 303A.02 (b)(v), the Company is required to report as to whether or not any charitable contributions were made by the Company to any charitable organization for which a Company Director served as an Executive Officer of that organization in an amount greater than $1 million or 2% of such charitable organization’s consolidated gross revenues for the years 2018, 2017 or 2016. The Company did not make any such charitable contributions in excess of those amounts.

Communications with the Board or Its Committees

Stockholders and other parties interested in communicating directly with the Board, non-management directors as a group or individual directors, including Jeffrey J. Brown as Lead Director of the Board in his capacity as the presiding director of executive sessions of non-management directors, may do so by writing to Medifast, Inc., c/o Corporate Secretary, 100 International Drive, 18th Floor, Baltimore, Maryland 21202, indicating to whose attention the communication should be directed. Under a process approved by the Board for handling letters received by the Company and addressed to non-management directors, the Corporate Secretary of the Company reviews all such correspondence and forwards to members of the Audit Committee a summary and/or copies of any such correspondence that, in the opinion of the Corporate Secretary, deal with the functions of the Board or committees thereof, or that the Corporate Secretary otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company and addressed to members of the Board and request copies of any such correspondence.

2018 Annual Report

Any Stockholder who desires an additional copy of 2018 Annual Report (including the financial statements and financial schedules) may obtain a copy (excluding Exhibits) without charge by addressing a written request to the Office of the General Counsel, Medifast, Inc., 100 International Drive, 18th Floor, Baltimore, Maryland 21202. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. Stockholders may also obtain a copy by visiting the Company’s website (https://ir.medifastinc.com).

By Order of the Board of Directors,

Jason L. Groves, Esq.
Executive Vice President,

General Counsel & Corporate Secretary

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 2. Ratify the appointment of RSM US LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019; and 3. To approve, on an advisory basis, the compensation of the Company’s named executive officers In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, and FOR Proposals 2 and 3. Doors to the Annual Meeting will open at 4:00 pm EDT. Stockholders of record at the close of business on April 15, 2019 are entitled to notice of, and to vote at, the Annual Meeting. FOR AGAINST ABSTAIN THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH DIRECTOR NOMINEE, AND "FOR" PROPOSAL 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 21030300000000000000 4 061219 INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 1. To elect ten (10) members to the Board of Directors: O Jeffrey J. Brown O Kevin G. Byrnes O Daniel R. Chard O Constance J. Hallquist O Michael A. Hoer O Michael C. MacDonald O Carl E. Sassano O Scott Schlackman O Andrea B. Thomas O Ming Xian FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: ANNUAL MEETING OF STOCKHOLDERS OF MEDIFAST, INC. June 12, 2019 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement, proxy card, and Annual Report are available at http://www.astproxyportal.com/ast/08676/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

MEDIFAST, INC. Proxy for Annual Meeting of Stockholders on June 12, 2019 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Michael C. MacDonald and Jason L. Groves, Esq., and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Medifast, Inc., to be held June 12, 2019 at 4:30 pm, at the Four Seasons Baltimore, 200 International Drive, Baltimore, Maryland 21202, and at any adjournments, postponements or continuations thereof, as follows: (Continued and to be signed on the reverse side.)

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 ANNUAL MEETING OF STOCKHOLDERS OF MEDIFAST, INC. June 12, 2019 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. x COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement, proxy card and Annual Report are available at http://www.astproxyportal.com/ast/08676/ 2. Ratify the appointment of RSM US LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019; and 3. To approve, on an advisory basis, the compensation of the Company’s named executive officers In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, and FOR Proposals 2 and 3. Doors to the Annual Meeting will open at 4:00 pm EDT. Stockholders of record at the close of business on April 15, 2019 are entitled to notice of, and to vote at, the Annual Meeting. FOR AGAINST ABSTAIN THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH DIRECTOR NOMINEE, AND "FOR" PROPOSAL 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 21030300000000000000 4 061219 1. To elect ten (10) members to the Board of Directors: O Jeffrey J. Brown O Kevin G. Byrnes O Daniel R. Chard O Constance J. Hallquist O Michael A. Hoer O Michael C. MacDonald O Carl E. Sassano O Scott Schlackman O Andrea B. Thomas O Ming Xian FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: